Exhibit 1.1

EXECUTION COPY: AUGUST 19, 2026

L E A S E A G R E E M E N T By and Between VMD INDUSTRIAL II, LLC LANDLORD and CPS TECHNOLOGIES CORP. TENANT

THE SUBMISSION OF A DRAFT OF THIS LEASE DOES NOT CONSTITUTE AN OFFER AND

NEITHER PARTY SHALL BE BOUND UNLESS AND UNTIL A FINAL LEASE IS EXECUTED AND

DELIVERED,

Lenard B. Zide, Esq. Butters Brazilian LLP

420 Boylston STREET, 4th floor

BOSTON, MA 02116

TEL (617) 617-587-2125

ZIDE@BUTTERSBRAZILIAN.COM

CPS TECHNOLOGIES CORP.	August 19, 2026

TABLE OF CONTENTS

1 Basic Data 4
1.1 Basic Data	4
1.2 Exhibits	7
1.3 Additional Definitions	7
2 Premises 9
2.1 Premises	9
2.2 Condition of Premises	9
2.2.1 Leasehold Improvements	9
2.3 Tenant Work/Gas Tank Storage	9
2.4 TI Allowance	10
2.4.1 Landlord’s Right to Challenge Payment	10
2.5 Reservations	10
2.6 ADA Compliance	10
2.7 Early Access	11
2.8 Security	11
3 Term 11
3.1 Term	11
3.2 First Extension Term	11
3.3 Second Extension Term	11
3.4 Determination of Base Rent for Extension Terms	11
4. Base Rent 12
4.1 Base Rent - Term	12
4.2 Construction/Free Rent Period	12
4.3 Payment of Base Rent –First Extension Term	13
4.4 Payment of Base Rent –Second Extension Term	13
4.5 Late Payment of Rent	13
5. Additional Rent 13
5.1 Real Estate Taxes	13
5.2 Operating Expenses	14
5.3 Installment Payments	15
5.4 Records	15
6. Utilities and Services 15
6.1 Utilities	15
6.2 Personal Property	16
7. Use of Premises/Restrictions 16
7.1 Use of the Premises	16
8. Tenant Improvements 16
8.1 Alterations	16
8.1.1 Base Building	16
8.2 Mechanic’s Liens	17
9. Property of Tenant 17
9.1 Trade Fixtures	17
9.2 Floor Load	17
9.3 Removal	17
10. Maintenance, Operations and Repairs 18
10.1 Maintenance of Premises	18
10.2 Landlord Repairs	18
10.3 Rubbish Removal	19
10.4 Interruption of Service	19
11. Signs 19
11 Signage	19

CPS TECHNOLOGIES CORP.	August 19, 2026

12. Assignment/Subletting 19
12.1 Assignment of Lease/Subletting of Premises	19
12.2 Intracorporate Transfers	20
12.3 Reimbursement	20
13. Subordination 20
14. Landlord's Access 21
15. Indemnification 21
15.1 Tenant Insurance	21
15.2 General Provisions Relating to Insurance	21
15.3 Indemnity	22
15.4 Waiver	22
15.5 Notice of Accidents	22
16. Casualty 23
16.1 Landlord’s Obligation to Rebuild	23
16.2 Damage Near End of Term	23
16.3 Rent Abatement	23
16.4 Termination of Lease	23
16.5 Definition of Substantial Damage	23
16.6 Condemnation/Eminent Domain	24
17. Default 24
17.1 Tenant Default/Bankruptcy	24
17.2 Landlord Default	25
18. Damages 25
18.1 Damages	25
18.2 Injunction	26
18.3 Self-Help	26
19. Notices 26
20. Surrender 27
21. No Broker 27
22. Hazardous Waste 27
22.1 Prohibitions	27
22.2 Indemnification	27
22.3 Landlord Representations	28
23. Estoppel Certificate 28
24. Notice of Lease 28
25. Lease Security 28
26. Additional Covenants 29
26.1 Unlawful Trade	29
26.2 Landlord Liability	29
26.3 Tenant Representation	30
26.4 Validity and Binding Affect	30
26.5 Construction	30
26.6 Period of Ownership; Consequential Damages	30
26.7 Financial Statement	30
26.8 Confidentiality	31
26.9 Attorney’s fees and Expenses	31
26.10 Expense Reimbursement	31
26.11 Costs Related to Tenant’s Requests	31
26.12 Independent Covenants	31
27. Miscellaneous 32
27.1 Massachusetts Law	32
27.2 Severability	32

CPS TECHNOLOGIES CORP.	August 19, 2026

27.3 Waiver	32
27.4 Successors and Assigns	32
27.5 Integration	32
27.6 Holdover	32
27.7 Usury	32
27.8 Peaceful Enjoyment	32
27.9 Assignment of Rents	32
27.10 Captions	33
27.11 Assignment of Rents	33
27.12 Counterparts	33
27.13 Relationship of Parties	33
27.14 Compliance; Asbestos	33
28. Right of First Offer 33
29. Waiver of Jury Trial 34
29.1 Waiver of Jury Trial	34
29.2 Independent Review	35
29.3 Unexecuted Lease	35
29.4 Consequential Damages	35
EXHIBIT A – PLAN OF PREMISES 36
EXHIBIT B – TENANT’S VERIFICATION LETTER 37
EXHIBIT C – CERTIFICATE OF GOOD STANDING 38

CPS TECHNOLOGIES CORP.	August 19, 2026

LEASE AGREEMENT

523 Pleasant Street, Attleboro, MA

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of the 19th day of August, 2026 (the “Effective Date”), by and between VMD INDUSTRIAL II, LLC, a Massachusetts limited liability company with a principal place of business c/o VMD Management and Development Companies, LLC, 733 Turnpike Street, Rte. 114, N. Andover, MA 01845 (“Landlord”, which term shall include its successors and assigns where the context so admits), and CPS TECHNOLOGIES CORP., a Massachusetts corporation with principal offices at 111 S WORCESTER ST, NORTON, MA 02766 ("Tenant").

W I T N E S S E T H:

ARTICLE 1

Basic Data

1.1          Basic Data. The following sets forth basic data hereinafter referred to in this Lease, and, where applicable, constitute definitions of the terms hereinafter listed.

(a)	Landlord: VMD INDUSTRIAL II, LLC.

(b)	Tenant: CPS TECHNOLOGIES CORP.

(c)	Present Mailing Address of Landlord: 733 Turnpike Street, Andover, MA 01845.

(d)	Present Mailing Address of the Tenant: 111 S. Worcester Street, Norton, MA 02766.

(e)	Tenant's Trade Name: N/A.

(f)

Building: 523 Pleasant Street, Attleboro, MA. The term “Building” includes the land on which the Building is situated and may sometimes also be referred to herein as the “Property”. The Building contains approximately 169,456± rentable square feet (RSF).

(g)

Premises/Right of First Offer: Approximately 80,000+/- RSF of the Building, as approximately shown on the plan attached hereto as Exhibit “A”. The definition of Premises includes the use of the two (2) existing tailboard doors and one (1) drive-in door. The Premises may be remeasured upon request by a mutually approved building engineer upon completion of the Landlord’s work, and the Premises in accordance with BOMA measurement standards.Tenant shall have an ongoing Right of First Offer to lease any adjacent space in the Building in accordance with §28 hereinbelow.

(h)	Real Estate Taxes: Tenant shall pay “Tenant’s Proportionate Share” (47.20%) of all Real Estate Taxes for the Property (~$1/RSF).

(i)	Operating Costs/Insurance: Tenant shall pay 47.20% of all Operating Costs and Insurance for the Premises (~$1.43/RSF).

(j)	Term: Twelve (12) years, six (6) months following the Commencement Date.

(k)	Extension Term(s): Two (2) options to extend for five (5) years each.

(l)	Delivery Date:The Effective Date.

CPS TECHNOLOGIES CORP.	August 19, 2026

(m)	Commencement Date: The Delivery Date.

(n)	The Construction Period. The ten (10) month period running from the Commencement Date through May 31, 2027.

(o)	Free Rent Period.The six (6) month period following the Construction Period and terminating on November 30, 2027.

(p)	Rent Commencement Date:December 1, 2027 (the first day of the seventh calendar month following the Construction Period).

(q)	Expiration Date: 11:59 p.m. on the last day of the 150th full calendar month after the Commencement Date, subject to extension pursuant to Section 3.2 and 3.3 below.

(r)	Base Rent:

Lease Year	Premises	Rent/SF	Annual Rent	Monthly Rent
*LY 1 (Mos. 1-10)	80,000	$0.00	$0.00	$0.00
*LY 1 (Mos. 11-16)	80,000	$0.00	$0.00	$0.00
*LY 1 (Mos. 17-22)	80,000	$12.75	$510,000.00	$85,000.00
LY 2	80,000	$13.13	$1,050,600.00	$87,550.00
LY 3	80,000	$13.53	$1,082,118.00	$90,176.50
LY 4	80,000	$13.93	$1,114,581.54	$92,881.80
LY 5	80,000	$14.35	$1,148,018.99	$95,668.25
LY 6	80,000	$14.78	$1,182,459.56	$98,538.30
LY 7	80,000	$15.22	$1,217,933.34	$101,494.45
LY 8	80,000	$15.68	$1,254,471.34	$104,539.28
LY 9	80,000	$16.15	$1,292,105.48	$107,675.46
LY 10	80,000	$16.64	$1,330,868.65	$110,905.72
LY 11	80,000	$17.13	$1,370,794.71	$114,232.89
LY 12	80,000	$17.65	$1,411,918.55	$117,659.88

●	LY-1 is 22 months long with the first 10 calendar months free and calendar months 11 through 16 Additional Rent due only (i.e., RE Taxes/CAM).

(ii)	First Extension Term Rent:	Lease Years 13-18:The Base Rent for the first Lease Year of the First Extension Term shall be the Fair Market Rent (as defined in Section 3.4 below) but not less than 103% of the Base Rent for the immediately preceding Lease Year increasing 3.0% annually thereafter.

(iii)	Second Extension Term Rent:	Lease Years 19-24:The Base Rent for the first Lease Year of the Second Extension Term shall be Fair Market Rent but not less than 103% of the Base Rent for the immediately preceding Lease Year, increasing 3.0% annually thereafter.

CPS TECHNOLOGIES CORP.	August 19, 2026

(r)	Percentage Rent: INTENTIONALLY DELETED.

(s)

Permitted Use: The Premises shall be used for manufacturing, logistics management, transportation, warehousing, storage and accessory office uses ancillary and customary as permitted by local zoning bylaws.

(t)

Security Deposit:FIVE HUNDRED TEN THOUSAND AND 00/100 DOLLARS ($510,000.00) (equal to six (6) months’ Base Rent in Lease Year 1) reducing to TWO HUNDRED FIFTY FIVE THOUSAND AND 00/100 DOLLARS ($255,000.00) (equal to three (3) months’ Base Rent in Lease Year 1), subject to Article 25 below.

(u)	Guarantor of the Tenant's Obligations: N/A.

(v)	Tenant’s Commercial General Liability Insurance:

a.	Bodily Injury:$1,000,000.00 per occurrence;
b.	Property Damage:$1,000,000.00 per occurrence;
c.	Umbrella:$4,000,000.00 per occurrence;

(w)	Notices:

Landlord:	VMD INDUSTRIAL II, LLC,
c/o Vitas management and Development Companies, LLC,
733 Turnpike Street,
N. Andover, MA 01845
ATTN: DAVID DURGIN, COO
Telephone No. Direct: 978-522-0810
Email: ddurgin@vmdcompanies.com

With a copy to:	Lenard B. Zide, Esquire
Butters Brazilian LLP
420 Boylston Street, 4th Floor
Boston, MA 02116
Telephone No. (617) 587-2125
Email: zide@buttersbrazilian.com

Tenant:	CPS TECHNOLOGIES CORP.
111 S. Worcester Street
Norton, MA 02766
Attn: Chris Fraser
Telephone No. (508) 222-0614
Email: cfraser@cpstechnologysolutions.com

With a copy to:	Nutter, McClennen & Fish, LLP
155 Seaport Boulevard
Boston, MA 02210
Attn: Thomas B. Rosedale, Esq.
Telephone No. 617-439-2300
Email: trosedale@nutter.com

CPS TECHNOLOGIES CORP.	August 19, 2026

1.2          Exhibits. The Exhibits listed below in this Section are incorporated in this Lease by reference and are to be construed as part of this Lease:

EXHIBIT A         PREMISES

EXHIBIT B         TENANT’S VERIFICATION LETTER

EXHIBIT C         CERTIFICATE OF GOOD STANDING

1.3	Additional Definitions.

(a)    Additional Rent. All sums and other charges (other than Base Rent) which Tenant is required to pay to Landlord in accordance with the provisions of this Lease.

(b)    Affiliate. Any Person who, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with, another Person, including, without limitation, any surviving Person with whom a Person is merged or consolidated. “Control” means the power to direct the management and policies of a Person, directly or indirectly, through the exercise of voting rights, by contract, or otherwise.

(c)    Alterations: Any and all alterations, additions, improvements and/or renovations to the Premises or the Building made by Tenant at any time from and after the Delivery Date.

(d)    Applicable Law Requirements. All statutes, codes, and ordinances (and all rules and regulations promulgated thereunder), all executive orders and other administrative orders of or by any Governmental Authority, all final judgments, decrees, injunctions and other judicial orders of or by any court of competent jurisdiction, which may at any time be applicable to parts or appurtenances of the Property, or to any condition or use thereof, and the provisions of all Authorizations.

(e)    Authorizations. All approvals, licenses, permits, franchises, and other consents issued by any applicable Governmental Authority pursuant to Applicable Law Requirements, which are or may be required for either (i) the use and occupancy of the Premises for the conduct or continuation of a Permitted Use therein, or (ii) the construction or installation of any Alterations.

(f)    Building Systems. The plumbing, heating, ventilating, air conditioning, elevators, mechanical, electrical and fire protection systems, life safety systems, telecom and internet service systems, installations and facilities of the Property.

(g)    Business Day. A day which is not a Saturday, Sunday or other day on which either the New York Stock Exchange or banks in Boston, Massachusetts are closed.

(h)    Default. Any event or condition specified in Article 17 hereof so long as any applicable requirement for the giving of notice or lapse of time, or both, have not been fulfilled.

(i)    Event of Default. Any event or condition specified in Article 17 hereof so long as all applicable periods for both the giving of notice and lapse of time have been fulfilled.

(j)    Force Majeure Neither the Landlord nor the Tenant shall be liable for failure to perform any obligation under this Lease, except for the payment of money, in the event it is prevented from or delayed in so performing by strike, lockout, acts of God, acts of terrorism, breakdown, accident, order or regulation of or by any governmental authority (including any such orders or regulations relating to or arising out of (i) any declared, actual, or threatened public health emergency, epidemic, pandemic, or other exigency or (ii) the commencement or recommencement of any performances due hereunder after the public health emergency, epidemic pandemic, or exigency has expired or is declared over) or failure to supply or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services or because of war or other emergency or for any other cause beyond its reasonable control, but financial inability shall never be deemed to be a cause beyond a party’s reasonable control, and in no event shall either party be excused or delayed in the payment of any money due under this Lease by reason of any of the foregoing. It is further understood and agreed that the Landlord shall in no event be liable for failure to perform any obligation under this Lease in the event the Landlord is prevented from so performing for any cause due to any act or neglect of the Tenant or its servants, agents, employees, licensees, or any person claiming by, through or under the Tenant.

CPS TECHNOLOGIES CORP.	August 19, 2026

(k)    Governmental Authority. The United States of America, the Commonwealth of Massachusetts, the City of Attleboro, the County of Bristol, and any political or quasi-public subdivision thereof and any agency, authority, department, commission, board, bureau or instrumentality of any of them.

(l)    Hazardous Materials. Any chemical, substance, waste, material, gas or emission which is deemed hazardous, toxic, a pollutant, or a contaminant under any statute, ordinance, by-law, rule, regulation, executive order or other administrative order, judgment, decree, injunction or other judicial order of or by any Governmental Authority, now or hereafter in effect, relating to pollution or protection of human health or the environment. By way of illustration and not limitation, “Hazardous Materials” include asbestos, radioactive materials, and “oil,” “hazardous materials,” “hazardous waste,” “hazardous material” and “toxic material” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended, and the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended, the regulations promulgated thereunder, and Massachusetts General Laws, Chapter 21C and Chapter 21E and the regulations promulgated thereunder.

(m)    Office/Warehouse HVAC. The heating, ventilation and air-conditioning systems for the office and warehouse portions of the Premises.

(n)    Insurance Requirements. All terms of any policy of insurance maintained by Landlord or Tenant and applicable to (or affecting any condition, operation, use or occupancy of) the Property or the Premises or any part or parts thereof, and all requirements of the issuer of any such policy and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions).

(o)    Lease Termination Date. The stated Expiration Date or the earlier termination of this Lease.

(p)    Lease Year. Each consecutive twelve (12) month period from and after the Rent Commencement Date until the Lease Termination Date.

(q)    Operating Costs Statement. An Operating Cost Statement is a statement in writing signed by Landlord, setting forth the actual Tenant’s Operating Costs Payment for a specified calendar year, pursuant to Section 5.2.

(r)    Person. Any natural person or business entity, including, without limitation, an individual, a corporation, a limited liability company, a voluntary association, a partnership, a trust, or an unincorporated organization.

(s)    Prime Rate. A rate of interest equal to the so-called “Prime Rate” announced by Bank of America as its prime rate, from time to time.

(t)    Real Estate Tax Statement. A statement in writing signed by Landlord, setting forth the actual Tenant’s Real Estate Taxes payment for a specified Tax Year, pursuant to Section 5.1.

(u)    Rent. Base Rent and Additional Rent.

(v)    Tax Year. The tax year of the City of Attleboro, commencing on July 1st and ending on the following June 30th, subject to modification in the event of a change in the Tax Year.

(w)    Time is of the Essence. It is agreed that time is of the essence of this Lease.

CPS TECHNOLOGIES CORP.	August 19, 2026

ARTICLE 2

Premises

2.1    Premises. For and in consideration of the Base Rent and Additional Rent to be paid by Tenant, and in consideration of the performance by Tenant of the covenants and agreements herein set forth, Landlord does hereby demise and lease to Tenant, and Tenant does hereby lease from Landlord, for the Term, the commercial space defined in Section 1.1 (g) above (the “Premises”).

2.2    Condition of Premises; Parking. Except as otherwise set forth in this Lease, the Tenant has fully examined and carefully inspected the Premises, is aware of its existing condition, and, aside from any pre-existing hazardous materials which shall be Landlord’s sole responsibility to remove, agrees to take the Premises in its “As-Is” condition, without any further obligation whatsoever on the part of the Landlord with respect thereto except as listed in § 2.2.1 below and which shall be deemed to mean that the Premises and the Building are in proper condition and are fit and ready for Tenant to undertake its fixturing, decor and other work. In the event that any Hazardous Materials are found or exist in the Premises or at the Property not caused by the Tenant, its employees, agents, or contractors, and, as a result thereof, Tenant is prevented from doing its work and construction in the Premises or from operating its business as a result, then, in such event (a) if the Rent Commencement Date has not already occurred, the Rent Commencement Date will be delayed one (1) day for each day Tenant is so delayed in the completion of Tenant’s work and construction in the Premises, or (b) if after the Rent Commencement Date, Tenant’s Rent and all other charges due hereunder shall abate one (1) day for each day Tenant is prevented from operating its business in the Premises and shall continue until the date Tenant is able to resume the operation of its business in the Premises. If the Rent Commencement Date shall be so delayed or the Rent and other charges are so abated for twelve (12) months, then, at any time thereafter until such delay or abatement as the case may be shall cease, Tenant may terminate this Lease upon fifteen (15) days prior notice to Landlord, provided such notice shall be null and void and of no force or effect if Landlord shall complete said remediation during said fifteen (15) day period.

Tenant shall have, at no additional cost or charge to Tenant, the exclusive use of the paved parking and yard areas serving the Premises, as shown on the Site Plan attached hereto as Exhibit “A” (the “Parking Areas”). Landlord shall not have any duty of care to provide security for the Parking Areas, and Tenant’s use of the Parking Areas is at Tenant’s sole risk; provided that nothing herein limits Landlord’s maintenance and repair obligations with respect to the pavement and other structural and exterior components under this Lease.

2.2.1    Leasehold Improvements. Landlord shall deliver the Premises vacant and broom clean with all existing building systems, doors, mechanical systems and lighting in good working order and condition.

2.3    Tenant Work/Gas Tank Storage. “Tenant Work” shall mean any and all work including, without limitation, demolition, improvements, additions and alterations, in or to the Premises performed by Tenant in connection with Tenant’s initial occupancy of the Premises. All Tenant Work shall be performed in accordance with the terms and conditions of this Lease. Landlord agrees to approve or disapprove all plans related to Tenant’s Work within seven (7) days of delivery thereof; any disapproval on the part of Landlord shall be accompanied by the specific reasons for such disapproval. Approval of the plans and specifications by Landlord shall not create any responsibility by Landlord for their accuracy, sufficiency or compliance with laws or rules and regulations. Tenant shall be solely responsible for the plans and specifications. When Landlord has approved Tenant's plans and specifications, Landlord shall return one set of approved plans to Tenant. Such approved plans shall show the date of Landlord's approval and shall be made a part of this Lease, whether or not physically attached hereto. Tenant agrees not to begin Tenant's Work until Landlord has approved the plans and specifications. Tenant has the right to install a gas tank (or tanks) on a reinforced concrete pad(s) on a mutually acceptable location on the exterior common area of the Premises. Tenant’s installation of such gas tank(s) shall be subject to obtaining all necessary permits and approvals from all required permitting authorities in accordance with local zoning bylaws.

CPS TECHNOLOGIES CORP.	August 19, 2026

2.4    Landlord’s Contribution to Tenant’s Work. Landlord agrees that it shall, in accordance with the following provisions, pay to Tenant as “Landlord's Contribution,” $3,200,000.00 ($40/RSF) to be applied solely towards the actual cost of Tenant’s alterations, improvements, fixtures and equipment that become part of or attached or affixed to the Premises (the "Permanent Improvements"); Landlord’s Contribution may not, under any circumstances, be used by Tenant to purchase or offset the cost of Tenant’s trade fixtures, furniture, furnishings and/or other personal property. Tenant shall first expend not less than $1,600,000.00 toward the cost (which, for the avoidance of doubt, will include costs related to the design of the Tenant’s Work) of Tenant’s Work before Landlord shall be obligated to fund any portion of Landlord’s Contribution. Based upon Applications for Payment, evidence reasonably satisfactory to Landlord that Tenant has expended at least $1,600,000.00 toward Tenant’s Work, and a completed IRS Form W-9 submitted by Tenant to Landlord, Landlord shall make progress payments of the Landlord's Contribution as follows: (a) after this Lease has been fully executed, Tenant’s Plans have been approved by Landlord, Tenant has obtained all necessary building permits and Tenant has commenced construction of Tenant's Work, Landlord shall pay Tenant twenty percent (20%) of the Landlord's Contribution every thirty (30) days for four (4) calendar months (i.e., eighty percent (80%) of the Landlord’s Contribution shall be paid to Tenant in four (4) equal monthly installments); and (b) After Tenant substantially completes all of Tenant's Work and furnishes evidence satisfactory to Landlord of such substantial completion and payment in full of the costs related to the Tenant’s Work by providing (i) certifications from Tenant’s architect and/or general contractor, (ii) invoices from Tenant’s general contractor, subcontractors, vendors, service providers and consultants and (iii) lien waivers in compliance with M.G.L. Chapter 254, Section 32, so long as no Event of Default exists, Landlord shall pay to Tenant the remaining twenty percent (20%) of Landlord's Contribution within thirty (30) days thereafter. Landlord's obligations to make such payments and Tenant's right to receive such payments shall be further subject to Landlord's right to withhold payment on account of (x) the filing of any claims or liens on account of Tenant's Work or (y) failure of Tenant to make payments properly to its subcontractors for labor, materials, or equipment. Tenant must submit to Landlord a completed IRS Form W-9 prior to payment of any portion of Landlord's Contribution.

2.4.1    Landlord’s Right to Challenge Payment.Landlord reserves the right to review, challenge in good faith and reasonably approve any portion of Tenant’s Application for Payment based solely upon that portion of Tenant’s Work completed. The withholding by Landlord of approval and payment of any portion of Tenant’s Application for Payment shall be deemed reasonable to the extent that payment for such challenged item(s) are not in compliance with Tenant’s Work Letter or are not directly related to Permanent Improvements. If Landlord withholds approval and payment of any portion of an Application for Payment, Landlord shall so notify Tenant in writing within five (5) business days after receipt of such Application for Payment. Within thirty (30) days after Tenant’s receipt of such notice, Tenant shall notify Landlord in writing that Tenant disputes such withheld approval and payment. Tenant’s notice shall include a justification, including the required support documentation, for release of the payment withheld. Tenant’s failure to notify Landlord within said thirty (30) day period will result in a waiver of Tenant’s rights to the withheld payment.

2.5    Reservations. Landlord reserves the right from time to time, upon not less than twenty four (24) hours’ prior written notice to Tenant (except in the case of an emergency) and without unreasonable interference or disruption of Tenant's access to or use of the Premises, and for the benefit of Landlord, Tenant and other occupants of the Building: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Building; and (b) to alter or relocate any other common facility.

2.6    ADA Compliance. Tenant acknowledges that the Premises may constitute a place of public accommodation or a commercial facility under Title III of the ADA and that the ADA is applicable to both an owner and a lessee of a place of public accommodation or commercial facility. Tenant further acknowledges that under the ADA, any structural alteration to the Premises must comply with accessibility standards set forth in the rules promulgated by the Department of Justice at 28 C.F.R. 36.101 et. seq. Notwithstanding anything in this Lease to the contrary, in the event Tenant makes any alteration to the Premises which would require compliance with Title III of the ADA and the accessibility standards promulgated by the Department of Justice, Tenant agrees to design and build such alterations to the Premises so as to comply with the ADA and the accessibility standards. Landlord acknowledges that it is responsible for the compliance of the Common Areas with the ADA, and if any governmental authority notifies Landlord that the Common Areas do not comply with the ADA, as applicable to such Common Areas, Landlord shall, within a commercially reasonable time period, remedy such noncompliance as required by such governmental authority; provided, however, if either Tenant’s specific use of the Premises (as opposed to use by tenants in general) or Alterations to the Premises result in any non-compliance of all or any portion of the Common Areas with the ADA or any other laws, Tenant shall be solely responsible for the all costs associated with the construction or alteration of the Common Areas, or any portion thereof, required such that the Common Areas, or any portion thereof, will comply with the ADA and/or other laws.

CPS TECHNOLOGIES CORP.	August 19, 2026

2.7    Early Entry.       INTENTIONALLY DELETED.

2.8    Security.Tenant acknowledges that, in all events, Tenant is responsible for providing security to its own Premises, personnel, licensees, concessionaires, and/or other clients occupying space in the Premises or their guests, and Tenant shall indemnify, defend, with counsel of Landlord’s reasonable selection, and save Landlord harmless from any claim for injury to person or damage to property asserted by any of the personnel, employees, guests, invitees, agents, licensees, concessionaires, and/or other clients of Tenant, which is suffered or occurs in or about the Premises, or in or about the Building of which the Premises are a part, by reason of the act of an intruder or any other Person (other than Landlord, its agents, employees or contractors) in or about the Premises, or the Building, except to the extent such claim is caused by the negligence or willful misconduct of Landlord or any of its agents, employees or contractors.

ARTICLE 3

Term

3.1    Term. The Term hereof shall commence on the Commencement Date. The parties hereto agree, upon demand of the other, to execute athe Tenant Verification Letter (attached hereto as Exhibit “C”) expressing the Commencement Date of the term hereof when the Commencement Date has been determined. The failure of the parties to execute said statement shall not affect the validity of this Lease, nor shall it affect the Commencement Date. Neither this Lease nor the obligations of Tenant hereunder shall be affected by a postponement of delivery of the Premises to Tenant and Landlord shall not be subject to any liability for failure to make possession of the Premises available on the Commencement Date except as provided in Article 2. Tenant hereby expressly waives the provisions of any law or statute to the contrary.

3.2    First Extension Term. Provided that no uncured Event of Default exists either at the time of exercise of the option hereinafter set forth or thereafter at any time prior to the expiration of the Term of this Lease, Tenant shall have the option, exercisable by written notice to Landlord, given not later than nine (9) months prior to the Expiration Date, to extend the Term of this Lease (the “First Extension Term”), upon the same terms and conditions of this Lease, except that the Base Rent payable during the First Extension Term shall be at the Fair Market Rent in accordance with Section 1.1(p)(ii) above.

3.3    Second Extension Term. Provided that no uncured Event of Default exists either at the time of exercise of the option hereinafter set forth or thereafter at any time prior to the expiration of the First Extension Term of this Lease, Tenant shall have the option, exercisable by written notice to Landlord, given not later than nine (9) months prior to the expiration of the First Extension Term, to extend the Term of this Lease (the “Second Extension Term”), upon the same terms and conditions of this Lease, except that the Base Rent payable during the Second Extension Term shall be at the Fair Market Rent in accordance with Section 1.1(p)(iii) above.

3.4    Determination of Fair Market Rent During Extension Terms. Landlord shall notify Tenant as to the fair market rent for the Extension Terms of this Lease within fifteen (15) days after Landlord's receipt of Tenant's notice exercising its option(s) to extend. In the event Tenant disputes the fair market rent as established by Landlord, Tenant shall notify Landlord of its objection to said amount within fifteen (15) days after the receipt of Landlord's notice. The parties shall then have an additional fifteen (15) day period in which to reach agreement on the fair market rent for the Premises. If Landlord and Tenant reach agreement on the fair market rent during such fifteen (15) day period, the agreed fair market rent shall become the Base Rent for the Extension Terms. If, however, the parties are unable to reach agreement on the fair market rent during such fifteen (15) day period, Tenant, within ten (10) days after the end of the fifteen (15) day period, shall send notice to Landlord disputing the fair market rent, which notice shall include the name of one (1) real estate broker. If Tenant so notifies Landlord, then the amount of Base Rent for the Extension Terms shall be decided by two (2) real estate brokers, one (1) selected by Landlord and one (1) selected by Tenant. The fair market rent shall be determined as of the Expiration Date of the Term and Extension Terms, as the case may be, for comparable commercial space in buildings similar to the Building in Attleboro, Massachusetts taking into account all concessions, including, to the extent applicable, free rent and tenant improvement allowances, then being offered in the marketplace as of the commencement date of the applicable Extension Term.

CPS TECHNOLOGIES CORP.	August 19, 2026

If the two (2) real estate brokers do not reach a decision within twenty (20) days after the designation of Tenant's real estate broker, they shall select a third real estate broker. The three (3) real estate brokers shall render their decision within twenty (20) days following the selection of the third real estate broker and shall notify Landlord and Tenant thereof.

Each real estate broker shall have at least ten (10) years’ experience in the leasing and/or sale of property similar to the Building in Attleboro, Massachusetts and shall be members in good standing of the Greater Boston Real Estate Board. The unanimous written decision of the two (2) first chosen (without selection and participation of a third real estate broker), or otherwise the written decision of a majority of the three (3) real estate brokers chosen as herein provided shall be conclusive and binding upon, Landlord and Tenant. If no two (2) real estate brokers are able to agree upon Base Rent for the Extension Term, the Base Rent for the Extension Term shall be the average of the base rents proposed by the three (3) real estate brokers and shall be binding upon the parties. Landlord and Tenant shall pay the expenses of the real estate broker selected by it; provided, however, the cost of the third broker (which shall be established prior to the commencement of any work) shall be divided equally between the parties.

ARTICLE 4

Base Rent

4.1    Payment of Base Rent-Term. Tenant shall pay to Landlord, without notice, demand or offset, Base Rent, monthly, in advance, on the first day of each calendar month of the Term, commencing on the Rent Commencement Date, in the amounts set forth in Section 1.1(r)(i). Base Rent for any partial month shall be prorated on a per diem basis, calculated as a fraction, the numerator of which is the number of days within such partial month and the denominator of which is three hundred sixty-five (365).

4.2    Construction Period/Free Rent Period.(a) Construction Period. The Construction Period shall constitute an abatement period with respect to Base Rent and Additional Rent, including, without limitation, Tenant's Proportionate Share of Common Area Maintenance charges ("CAM") and real estate taxes; provided, however, Tenant shall be solely responsible for the payment when due of (i) all utilities used or consumed by Tenant in, at, or serving the Premises, including without limitation electricity, gas, water, sewer, and telecommunications charges; and (ii) the premiums for all policies of insurance required to be maintained by Tenant under this Lease.

(b)    Free Rent Period.During the Free Rent Period, Tenant’s payment of Base Rent shall remain waived, but Tenant shall be obligated to pay all Additional Rent accruing during such period, including without limitation Tenant's Proportionate Share of CAM charges and real estate taxes, together with all utilities and insurance obligations described in Section (a) above, which obligations shall continue uninterrupted throughout the Free Rent Period.

(c)    Rent Commencement Date.Upon expiration of the Free Rent Period, Tenant's full rent obligations under this Lease, including Base Rent, CAM, real estate taxes and all other Additional Rent, shall commence and be payable in accordance with the terms of this Lease.

(d)    Default; Recapture of Abated Rent.The abatement of Base Rent during the Construction Period and the Free Rent Period (collectively, the "Abated Rent") is conditioned upon Tenant's full and timely performance of all of its obligations under this Lease, including without limitation the payment of utilities, insurance premiums, and Additional Rent required under Sections (a) and (b) above. If an Event of Default by Tenant occurs at any time during the Term of this Lease (whether during or after the Construction Period or Free Rent Period), and Tenant fails to cure such Event of Default within applicable notice and cure periods, then, in addition to any and all other rights and remedies available to Landlord under this Lease, upon Landlord’s termination of this Lease the unamortized portion of the Abated Rent, determined by multiplying the Abated Rent by a fraction, (x) the numerator of which is the number of full calendar months then-remaining during the Construction Period and/or the Free Rent Period as of the effective date of termination of this Lease, and (y) the denominator of which is the total number of full calendar months during the Construction Period and the Free Rent Period, shall immediately become due and payable in full, without offset, credit, or reduction, as Additional Rent under this Lease. Landlord's right to recover the Abated Rent pursuant to this Section (d) shall survive the expiration or earlier termination of this Lease and shall not be deemed a penalty but rather liquidated compensation to Landlord for having granted the abatement in reliance upon Tenant's full performance under this Lease.

CPS TECHNOLOGIES CORP.	August 19, 2026

4.3    Payment of Base Rent-First Extension Term. If the Tenant exercises its option to extend the term of this Lease as above provided, the Tenant covenants and agrees to pay without notice, demand or offset to Landlord, Base Rent for the Premises at the rate specified for the First Extension Term in Section 1.1(p)(ii) hereof, and proportionately at such rate for any partial month, which Base Rent shall be paid monthly, in advance, on the first day of each and every calendar month during the Extension Term. Base Rent for the Extension Term is payable in equal monthly installments, in advance, on the first day of every calendar month during the Extension Term.

4.4    Payment of Base Rent-Second Extension Term. If the Tenant exercises its option to extend the term of this Lease as above provided, the Tenant covenants and agrees to pay without notice, demand or offset to Landlord, Base Rent for the Premises at the rate specified for the Second Extension Term in Section 1.1(p)(iii) hereof, and proportionately at such rate for any partial month, which Base Rent shall be paid monthly, in advance, on the first day of each and every calendar month during the Extension Term. Base Rent for the Extension Term is payable in equal monthly installments, in advance, on the first day of every calendar month during the Extension Term.

4.5    Late Payment of Rent. If Tenant shall fail to pay any installment of Base Rent or Additional Rent within five (5) days after the same was due, Landlord shall be entitled to collect a late charge of five percent (5%) of the amount due to cover Landlord's administrative expenses in handling late payments; provided, however, that no such late charge shall be assessed with respect to the first late payment in any twelve (12) month period unless such payment remains unpaid for five (5) days after written notice from Landlord.

ARTICLE 5

Additional Rent

5.1    Real Estate Taxes. (a) “Real Estate Taxes” shall mean all taxes, assessments and betterments levied, assessed or imposed by any Governmental Authority upon or against the Property or the Building (there are no betterments and/or assessments as of the Effective Date) or payments in lieu thereof, including reasonable expenses, which shall include, without limitation, reasonable fees of attorneys, appraisers and other consultants incurred in connection with any efforts to obtain abatements or reductions in such taxes or to contest such taxes. If, at any time during the Term of this Lease, any taxes or excise on rents or other taxes, however described, are levied or assessed against Landlord with respect to the Rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property or the Building, or payments in lieu thereof, such taxes or excise on rents shall be included in Real Estate Taxes; however, Real Estate Taxes shall not include (i) interest or penalties for late payment of Real Estate Taxes or any such other taxes, (ii) Landlord’s income taxes, including, without limitation, state, corporate or franchise taxes, estate, gift, inheritance, succession, capital levy, personal property or excess profits taxes assessed to Landlord, (iii) costs incurred in connection with selling, mortgaging or changing the ownership of the Property or the Building, or (iv) taxes attributable to any individual tenant in the Building.

(b) If Tenant’s Real Estate Taxes payment shall commence or terminate other than on the first or last day of a Tax Year, Tenant shall be liable only for that portion of Tenant’s Real Estate Taxes payment in respect of such Tax Year occurring during the Term, represented by a fraction, the numerator of which is the number of days of the Term which fall within such Tax Year and the denominator of which is three hundred sixty-five (365).

CPS TECHNOLOGIES CORP.	August 19, 2026

Any obligation of Tenant under this Section 5.1 which shall not have been paid and/or determined at the expiration or earlier termination of the Term of this Lease shall survive such expiration or earlier termination and shall be paid when and as the amount of the actual Tenant’s Real Estate Taxes payment shall be determined by Landlord. If Landlord obtains an abatement of Real Estate Taxes or a refund of Real Estate Taxes for any Tax Year in which Tenant has paid Tenant’s Real Estate Taxes payment, Landlord shall refund to Tenant its pro rata share thereof less all reasonable costs and expenses incurred by Landlord in obtaining the same.

5.2    Operating Costs. (a) “Operating Costs” or “Operating Expenses” shall mean all costs incurred and expenditures paid by the Landlord in the operation and management, maintaining and repair of the Property. Operating Costs include, without limitation, costs of security, janitorial service, (including costs of materials and equipment); utilities and other costs related to the provision of heat, electricity and air conditioning; maintenance and repairs to the Property (including without limitation snow removal, landscaping, repair of heating and air conditioning equipment, elevators and other Building components); payments under all service contracts relating to the operation and maintenance of the Property; management fees (capped at 5%); wages, salaries, benefits, payroll taxes and unemployment compensation insurance for employees of Landlord or any contractor of Landlord engaged in the cleaning, operation, maintenance or security of the Property; insurance premiums relating to the Property (and not deductibles); legal fees related to the management and operation of the Property (but specifically excluding fees incurred in the drafting, enforcement or collection actions against any other tenant in the Building); auditing expenses, payments other than taxes (as hereinafter defined) to the City of Attleboro (including, but not limited to, water and sewer use charges, fire service fees and other user fees), supplies and all other expenses customarily incurred in connection with the operation of comparable first class industrial/flex buildings in the Attleboro, Massachusetts market. . Costs of work, additions or improvements made to the Building of the kind to be considered to be “capital improvements” under generally accepted accounting principles or the cost of any repair or replacement item which, by generally accepted accounting principles, is required to be capitalized shall be excluded from Operating Costs, except for such improvements made to (i) comply with Legal Requirements first enacted after the date of the Lease or (ii) effect savings in Operating Costs; provided, however, that the cost of any such capital improvement or capitalized repair or replacement set forth in (i) and (ii) above shall be amortized over the useful life of the repair or replacement or improvement in accordance with generally accepted accounting principles and only the annual amortization cost shall be included in Operating Costs, and in the case of (ii) the annual amortization included in Operating Costs may not exceed the actual savings resulting from such capital improvement.

(b) Tenant shall pay to Landlord, as additional rent for each calendar year, or portion thereof, Tenant’s Proportionate Share of Operating Costs for the Building and/or the Premises for each calendar year of the Term, which shall be due and payable within thirty (30) days following receipt by Tenant of the Operating Cost Statement for such Lease-Year.

If this Lease shall commence or terminate other than on the first or last day of a calendar year, Tenant shall be liable for only that portion of its Operating Costs for such calendar year represented by a fraction the numerator of which is the number of days of the Term which fall within the calendar year and the denominator of which is three hundred sixty-five (365).

Any obligations of Tenant under this Section which shall not have been paid at the termination or earlier expiration of the Term of this Lease shall survive such termination or earlier expiration for a period of one (1) year thereafter and shall be paid when and as the amount of same shall be determined together with interest thereon at the rate set forth in Article 18.

CPS TECHNOLOGIES CORP.	August 19, 2026

Notwithstanding anything to the contrary contained in this Lease, Operating Costs shall exclude: (A) Taxes; (B) payments of interest and/or principal in respect of debt in connection with the Building and other costs of any indebtedness encumbering the Property, and/or the land on which the Building is built, including, without limitation, costs associated with effectuating and/or administering same; (C) expenses that relate to leasing of space in the Building (including, without limitation, the cost of rent concessions, advertising expenses, leasing commissions and the cost of lease buy-outs, take over leases, subleases, assignments); (D) rent paid under leases, as applicable (other than in the nature of additional rent consisting of Operating Costs); (E) legal fees, brokerage fees and commissions, space planners’ fees, architectural fees, engineering fees, marketing and advertising fees and other professional fees and disbursements that are paid or incurred in connection with the negotiation of any lease for space in the Building; (F) costs incurred for the original construction of the Building; (G) depreciation (except as expressly provided herein); (H) any cost or expenses for which Landlord is reimbursed from any tenant or other third party (except pursuant to clauses similar to this one); (I) costs of alterations or improvements, including, without limitation, fit-out and installation costs, to the premises of any tenants in the Building; (J) fines and late payment charges with respect to any amounts due and owing from Landlord (provided that if such fines or late payment charges are as a result of Tenant’s failure to pay, Tenant shall be responsible to reimburse Landlord for the same, as Additional Rent hereunder); (K) the wages of employees who do not devote all of their time to the Property, provided, however, that the costs associated with such employees may be prorated and the amount allocable to the time such employees devote to the Property may be included; (L) attorneys’ fees incurred in the enforcement of any lease of space in the Building; (M) costs of selling, syndicating, financing, mortgaging, hypothecating, or ground leasing any of Landlord’s interest in the Property or the land on which it is built; (N) costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity; (O) costs relating to the investigation, monitoring, remediation, removal or treatment of Hazardous Substances in, on or under the Building and the land on which it is built (other than routine testing and cleaning activities); and (P) the cost of any repair, replacement or capital improvement to the roof, foundation, slab, load-bearing walls, structural components and exterior of the Building.

5.3    Installment Payments. Tenant shall pay Tenant’s Proportionate Share of Real Estate Taxes and Tenant’s Proportionate Share of Operating Expenses in twelve (12) monthly installments during each lease-year, the installment for each month to be payable simultaneously with the installment of Base Rent for such month. Landlord shall render an Operating Cost and Real Estate Tax Statement annually to Tenant showing the Operating Costs for such calendar year and the actual Real Estate Taxes for such fiscal year, and if, as finally determined, the amount of additional rent payable by Tenant to Landlord shall be greater (resulting in an underpayment) or be less (resulting in an overpayment) than the aggregate of all the installments so paid on account to Landlord by Tenant, then, (1) Tenant shall, in case of such an underpayment, pay an amount equal to such underpayment to Landlord within thirty (30) days after receipt of such statement an amount equal to such underpayment or Landlord shall, in case of such an overpayment, credit to Tenant's next succeeding payments on account of Real Estate Taxes and Operating Expenses an amount equal to such overpayment.

5.4    Records.Tenant shall have sixty (60) days after receipt of such Operating Cost and Real Estate Tax Statement to notify Landlord that Tenant intends to cause such statement to be reviewed. After receipt of such notice, and so long as Tenant is not in Default (after the expiration of applicable grace periods) hereunder, Landlord shall make such statement, and the supporting books, records, and other documentation therefore, available to Tenant or Tenant's representative for inspection at the location in the greater Attleboro area where Landlord maintains such records upon normal business hours and upon seven (7) days advance notice. Tenant shall provide Landlord with a copy of the report issued in connection with such inspection. In the event Tenant does not give Landlord notice within such sixty (60) day period, Landlord's statement shall be deemed to be accepted by Tenant without dispute and Tenant's rights to inspect Landlord's records with respect to such statement shall be waived. The right to inspect pursuant to this section 5.4 shall not extend to any subtenants of Tenant. If Tenant's audit determines that the aggregate amount of the Tenant’s Proportionate Share was overstated by Landlord by more than four percent (4%), then, in addition to any overpayment found to be due to Tenant, Landlord shall reimburse Tenant for an additional amount equal to Tenant’s reasonable cost of such audit. Tenant shall keep the results of any audit of annual Operating Expenses confidential unless required by law to disclose same.

ARTICLE 6

Utilities and Services

6.1    Utilities. The Premises are sub-metered for electricity, gas, water and sewer use and Tenant shall reimburse Landlord all charges for electricity, gas water and sewer use fees in the Premises for the period commencing with the Commencement Date. Such payments are to be made prior to the same becoming overdue. Tenant shall make separate arrangements for all other utilities used or consumed by Tenant in the Premises and shall pay directly to the utility company providing the same before charges therefor become overdue.

CPS TECHNOLOGIES CORP.	August 19, 2026

6.2    Personal Property. Tenant shall pay, directly to the Governmental Authority responsible for collecting the same and prior to the same becoming overdue, all taxes imposed upon its personal property located in or upon the Premises during the Term.

ARTICLE 7

Use of Premises/Restrictions

7.1    Use of the Premises. Throughout the Term, Tenant shall use the Premises in accordance with the Permitted Use set forth in Section 1.1(s), and for no other lawful use without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall have the right to operate its business in the Premises twenty-four (24) hours per day, three hundred sixty-five (365) days per year, and to have access to the Premises and the Parking Areas at all times. The Tenant shall comply, at its sole cost and expense, with all local, state, and federal laws, ordinances, regulations, and guidelines applicable to the handling, storage, use, and disposal of hazardous chemicals and materials within the Premises including maintaining in good standing all such necessary permits, licenses, and approvals (collectively, the “Use Permits”). Tenant shall provide copies (and required updates) of all Use Permits to Landlord throughout the Term of the Lease as extended from time to time.

ARTICLE 8

Tenant Improvements

8.1    Alterations. A. Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) in the Premises, without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned, or delayed. “Cable” shall mean and refer to any electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant or any party acting under or through Tenant. When requesting Landlord’s consent to any Alterations, Tenant shall submit to Landlord a description of the proposed Alterations including plans and specifications and the proposed architect, general contractor and subcontractors, as applicable (collectively, the “Alteration Request Items”). Landlord shall approve or disapprove any Alterations within ten (10) days after Tenant’s submittal of the Alteration Request Items. Landlord shall be deemed to have rejected to the Alteration Request Items if Landlord fails to respond within such ten (10) day period and also fails to respond within ten (10) days after a second notice to Landlord given after expiration of the initial ten (10) day period. Prior to starting work on any Alterations, Tenant shall furnish Landlord with plans and specifications (which shall be in CAD format.

8.1.1    Base Building. Base Building shall include the structural portions of the Building, Common Areas, the common restrooms, and the Building mechanical, electrical, and plumbing systems and equipment located in the internal core of the Building and servicing the Premises. Material changes to the plans and specifications for Alterations that were previously submitted to Landlord must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner at Tenant’s sole cost and expense using good quality materials, and Tenant shall ensure that no Alteration adversely impairs (other than to a de minimis extent) any Building System or Landlord’s ability to perform its obligations hereunder and shall be performed in accordance with the provisions of this Article 8. Notwithstanding anything contained in this Lease to the contrary, Tenant shall not be required to reimburse Landlord for any sums incurred by Landlord for review or approval of Tenant’s initial plans for Alterations, for Landlord’s coordination or implementation of Alterations, or for any supervisory or similar fees. Landlord’s approval of an Alteration shall not be deemed to be a representation by Landlord that the Alteration complies with Law. If any Alteration requires any change to the Base Building, any Building system, or any Common Area, then such changes shall be made at Tenant’s sole cost and expense and performed, at Landlord’s election, either by Tenant’s contractor or a contractor engaged by Landlord. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Permitted Alteration”): (a) is of a cosmetic nature costing less than $25,000; (b) will not adversely affect the structure of the Base Building (other than to a de minimis extent); and (c) does not affect the certificate of occupancy for the Building. All Alterations shall be performed (i) at Tenant’s sole cost and expense, except as expressly provided otherwise in this Lease; (ii) in a good and workmanlike manner; (iii) with all appropriate licenses and permits (copies of which shall be delivered to Landlord upon request); and (iv) in accordance with any and all Applicable Law Requirements, including, without limitation, the Americans with Disabilities Act of 1990, as the same has been or may be amended from time to time. Except as expressly provided otherwise herein, all Alterations made in accordance with the provisions of this Lease shall be the property of Landlord when made, shall constitute part of the Premises, and shall not be removed or required to be removed upon the expiration or termination of this Lease. In performing the work of any such Alterations, Tenant shall use commercially reasonable efforts to have the work performed in such manner so as not to unreasonably obstruct access to the Building or any portion thereof, by any other tenant of the Building, and so as not to unreasonably obstruct the business of Landlord or other tenants in the Building. In addition to Tenant’s obligations under this Lease, upon completion of any Alterations, Tenant agrees to deliver to the Landlord’s management office a reproducible copy of the “as built” drawings of the Alterations in CADD format as well as all permits, approvals and other documents issued by any Governmental Authority in connection with the Alterations.

CPS TECHNOLOGIES CORP.	August 19, 2026

8.2    Mechanic’s Liens. If, at any time during the Term, any interest of Landlord in the Building becomes subject to a lien for labor or material furnished to Tenant in connection with any Alterations to the Premises, within thirty (30) days after Tenant’s receipt of written notice of the recording of such lien or notice thereof, Tenant shall cause the lien to be bonded or discharged and shall otherwise indemnify, defend and save Landlord harmless on account thereof. Nothing contained in this Section shall be construed as limiting Tenant’s ability to contest the validity of any mechanic’s, materialman’s or other lien filed against the Premises or the Building as a result of any work or act of or on behalf of Tenant, provided (i) such lien is bonded by Tenant within the aforementioned 30-day period, (ii) Tenant indemnifies and agrees to save harmless Landlord and any mortgagee of the Building from and against any and all claims, actions, damages, liability, cost and expense, including reasonable attorneys’ fees, that arise as a result of Tenant’s contest of such lien, and (iii) Tenant promptly discharges any such lien immediately upon any final judgment arising out of such action by Tenant to contest such lien.

ARTICLE 9

Personal Property of Tenant

9.1    Trade Fixtures. Landlord acknowledges, consents and agrees that all furnishings, fixtures, and equipment installed in or on, or located in or about, the Premises, which are installed in, or placed on, the Premises by Tenant, whether affixed to the Premises or otherwise (excluding the Manufacturing/Warehouse HVAC and Office HVAC and all electrical and mechanical components and systems that are an integral part of the Building) (collectively, "Trade Fixtures"), shall be and at all times remain the property of Tenant and, at Tenant’s option, provided no Event of Default then exists, the Trade Fixtures may be removed by Tenant at any time during the Term or upon the expiration or earlier termination of this Lease. Tenant, at its expense, shall repair any damage to the Premises caused by such removal.

9.2    Floor Load. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry, and which is allowed by Applicable Law Requirements. Machines and mechanical equipment and Tenant’s other Trade Fixtures shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient to absorb and suppress vibration and noise such that the levels of vibration and noise shall not exceed the legal limit and without overloading the electrical service to be provided pursuant to Section

6. Tenant covenants and agrees that all Tenant’s Trade Fixtures or other personal property of every kind, nature and description which may be in or upon the Premises or Building, in the public corridors, or on the sidewalks, area ways and approaches adjacent thereto, and any movement thereof, shall be at the sole risk and hazard of Tenant, and Tenant hereby agrees to indemnify and save Landlord harmless from and against any liability, loss, injury, claim or suit resulting, directly or indirectly, therefrom, unless the same is caused by the negligent acts or willful misconduct of Landlord, its agents, employees or contractors.

9.3    Removal. Upon the expiration or earlier termination of this Lease, Tenant shall remove from the Premises all of its Trade Fixtures and all personal property and shall repair any damage resulting therefrom. All pipes, wires, ducts and the like in the walls, ceilings or floors resulting from the removal of Tenant’s Trade Fixtures or personal property shall be properly cut, capped, disconnected and sealed off in a safe and lawful manner flush with the wall, floor or ceiling. Tenant shall be responsible for any and all damage to the Premises, the fixtures, appurtenances, and equipment of Landlord or the Building caused by the installation, malfunction or removal of Tenant’s Trade Fixtures, other personal property or Alterations. In no event shall Tenant be required to remove from the Premises any of the Tenant Work.

CPS TECHNOLOGIES CORP.	August 19, 2026

ARTICLE 10

Maintenance, Operations and Repairs

10.1    Maintenance of Premises. Tenant shall, at its sole cost and expense, maintain the Premises in good order, condition and repair (casualty excepted) and make all repairs required to keep the Premises in good repair and condition including, without limitation: (i) keeping the inside of all glass in the doors and windows of the Premises clean; (ii) replacing promptly any cracked or broken glass of the Premises with glass of like kind and quality1; (iii) maintaining the Premises, including all interior bathrooms, in a clean, orderly and sanitary condition and free of insects, rodents, vermin and other pests, and Tenant shall, at its sole cost and expenses, on an as-needed basis, cause the Premises to be exterminated by a professional pest control service, if there is evidence of any pests in the Premises (Tenant shall supply Landlord with copies of annual service contracts from reasonably approved contractors); (iv) keeping all mechanical apparatus free of vibration and noise which may be unreasonably transmitted beyond the Premises; (v) providing adequate fire and protections, including maintaining at least two ABC commercial fire extinguishers; (vi) providing reasonable security protections; (vii) routine maintenance and repair of the Manufacturing/Warehouse HVAC serving the Premises; provided, however, that the replacement of any Manufacturing/Warehouse HVAC unit (and the replacement of any other Building System) shall be Landlord’s responsibility, with the cost of any such replacement that constitutes a capital item amortized and included in Operating Costs only to the extent and in the manner permitted under Section 5.2. Tenant shall have no duty to repair and/or replace the Office HVAC system, the structural or exterior components of the Building, or any other of the Building Systems, all of which shall be Landlord’s sole responsibility.

Tenant, at its own expense, shall supply and maintain all paper products, light bulbs, tubes, light fixtures, lenses, globes, ballasts or similar devices for lighting the Premises and Landlord may, (but shall be under no obligation to do so), offer to supply such paper products and devices for a reasonable fee to be established by Landlord and to be paid by Tenant to Landlord in addition to any other payments pursuant to the terms of this Lease. Tenant shall not be obliged to purchase the foregoing items from Landlord but may obtain them from another source selected by Tenant.

10.2    Landlord Repairs.Landlord shall (i) keep the roof, foundation, slab, load-bearing and exterior walls (but not the inside surfaces thereof), the structural components and exterior of the Building, the Building Systems, the plumbing lines and sewers in good and serviceable condition and repair (and shall be responsible for replacement of the roof and any structural components), except for any repair or replacement occasioned by any willful or negligent omission or act of Tenant, its servants, agents, customers, contractors, employees or licensees, but Landlord shall not be obliged to repair any equipment or facilities serving and within the Premises only provided that it shall be Landlord’s obligation to replace any of said equipment or facilities that are no longer operable; (ii) keep the sidewalks, common corridors, stairways, elevators, mechanical and electrical systems serving occupants of the Building other than Tenant (it being understood that Landlord shall not be obliged to repair any equipment and/or facilities exposed in the Premises or serving the Premises only provided that it shall be Landlord’s obligation to replace any of said equipment or facilities that are no longer operable), and all other public portions of the Building in serviceable repair and in a first class, clean and safe condition; and make repairs to all pipes, ducts, conduits, wires and appurtenant fixtures which run through Tenant's Premises but service other tenants, but not Tenant. Landlord covenants to undertake its obligations in a first class manner and in a manner as to minimize its interference with the conduct of Tenant's business in the Premises and comply with applicable governmental rules, regulation, laws and ordinances affecting the Building, unless the violation is caused by Tenant or Tenant's use of the Premises or Tenant's willful or negligent act or omission, in which case, compliance shall be at the expense of Tenant. Landlord represents and warrants that, to the best of its knowledge, but without undertaking any independent testing, as of the Delivery Date, the Building is reasonably free of insects, rodents, vermin and other pests.

CPS TECHNOLOGIES CORP.	August 19, 2026

10.3    Rubbish Removal.Tenant shall be solely responsible, at its sole expense, for the removal of all garbage, trash, rubbish and other refuse generated in connection with Tenant's usual business operations and shall keep such waste material in vermin-proof containers within the Premises until removed. Tenant shall clear the sidewalk areas in front of the Premises and the area in the rear of the Building on a daily basis (or more if necessary), whether part of the Property or public, of all garbage, trash, rubbish, refuse, debris and filth. Tenant shall have the exclusive right to use the two (2) dedicated dumpster areas constructed by Landlord as part of Landlord’s Work.

10.4    Interruption of Service. Landlord may stop or interrupt the supply of fuel, gas, water, electricity or steam at such times as may be reasonably necessary and for as long as may reasonably be required, by reason of accidents, strikes, the making of repairs, alterations or improvements, inability to secure a proper supply of fuel, gas, water, electricity, labor or supplies, or any other cause beyond the reasonable control of Landlord; provided, however, that, to the extent reasonably practicable, any stoppage or interruption for the purpose of making any repairs, alterations or improvements shall, except in the event of an emergency, be made during non-business hours and upon prior written notice from Landlord as to the commencement, duration and nature of the stoppage or interruption. In all cases, Landlord shall use best commercially reasonable efforts not to interfere with Tenant's use of and operations in the Premises. Tenant shall not be entitled to any abatement of Rent or other compensation nor shall this Lease or any of Tenant's obligations hereunder be affected by reason of such stoppage or interruption, provided that Landlord shall use reasonable efforts to minimize the effect of any such stoppage or interruption and to eliminate the same at the earliest practicable time; provided, however, that in the event such stoppage or interruption shall cause Tenant to be unable to conduct its business in the Premises for a period of more than forty-eight (48) hours, all Rent shall thereafter be abated until such time as Tenant shall be able to resume the conduct of its business therein.

ARTICLE 11

Signs

11. Signs. Subject to Tenant receiving all necessary governmental approvals and is in accordance with Landlord’s sign specifications, Tenant shall have the right to place its signage on the exterior façade of the Building, at the entrance to the Premises and on any marquis sign provided to other tenants in the Building. Landlord shall have the right to approve Tenant signage which approval shall not be unreasonably withheld, conditioned, or delayed.

ARTICLE 12

Assignment/Subletting

12.1    Assignment of Lease/Subletting of Premises. Tenant shall not assign, sublet or otherwise transfer, whether voluntarily or involuntarily or by operation of law, the Premises or any part thereof without Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed; provided, however, Tenant agrees it shall be reasonable for Landlord to disapprove of a proposed sublease or assignment, if the proposed subtenant’s or assignee’s net worth (as determined in accordance with generally accepted accounting principles consistently applied), as of the effective date of the proposed assignment or subletting as shown in the financial information provided to Landlord, would require Landlord to pledge additional security for any financing on the Premises. The merger of Tenant with any other entity or the transfer of any controlling or managing ownership or beneficial interest in Tenant, or the assignment of a substantial portion of the assets of Tenant, whether or not located at the Premises, shall not constitute an assignment hereunder; provided, however, Tenant shall give written notice to Landlord of such merger or transfer within thirty (30) days after the effective date thereof. If Tenant desires to assign this Lease or sublet any or all of the Premises, and Landlord’s consent is required hereunder, Tenant shall give Landlord written notice thereof with copies of all related documents and agreements associated with the assignment or sublease, including without limitation, the financial statements of any proposed assignee or subtenant, thirty (30) days prior to the anticipated effective date of the assignment or sublease. Tenant shall pay Landlord’s reasonable attorney’s fees (subject to §12.3 hereinbelow) incurred in the review of such documentation (not to exceed $5,000). Landlord shall have a period of ten (10) business days following receipt of such notice and all related documents and agreements to notify Tenant in writing of Landlord’s approval or disapproval of the proposed assignment or sublease. If Landlord fails to notify Tenant in writing of such election, Landlord shall be deemed to have denied such assignment or subletting. This Lease may not be assigned by operation of law; provided, however, a change in corporate structure shall not be deemed to be an assignment under this Lease. Any purported assignment or subletting contrary to the provisions hereof shall be void and shall constitute an Event of Default hereunder. If Tenant receives rent or other consideration in the nature of rent for any such transfer (other than a transfer to an Affiliate under Section 12.2) in excess of the Base Rent, or in case of the sublease of a portion of the Premises, in excess of such Rent that is fairly allocable to such portion, after appropriate adjustments to assure that all other payments required hereunder are appropriately taken into account, after recovery of all Tenant’s reasonable costs associated therewith, including reasonable brokerage fees and commissions, reasonable attorneys’ fees, marketing costs, improvement allowances, free rent and the unamortized cost of improvements made by Tenant, Tenant shall pay Landlord fifty percent (50%) of the resulting net profit. If an Event of Default then exists, Landlord may, without waiving any rights or remedies, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Base Rent herein reserved and apportion any excess rent so collected in accordance with the terms of the preceding sentence. Such acceptance of rent shall in no event be deemed to imply that Landlord is approving a subtenant or assignee which Landlord has not approved in writing pursuant to the requirements of this Section 12. Tenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment or subletting had been made. If Landlord consents to any proposed assignment or subletting (and under all circumstances), Tenant shall nonetheless remain primarily responsible to Landlord hereunder, and in no event shall any such consent relieve the requirement of obtaining Landlord's reasonable consent to any subsequent assignment or subletting.

CPS TECHNOLOGIES CORP.	August 19, 2026

12.2    Intracorporate Transfers. Notwithstanding anything to the contrary contained herein, Tenant may, without the consent of, but with written notice to Landlord, assign the Lease, or sublease the Premises in whole or in part, to any Affiliate of Tenant subject to the terms of this Section 12.2. In the event of a merger or consolidation with an Affiliate, Tenant shall notify Landlord in writing and the assignment or subletting shall not become effective until Tenant has provided Landlord with such resolutions and documentation evidencing the existence of, the authority of and the assumption of Lease obligations of such assignee. No assignment of subletting to an Affiliate shall relieve Tenant from its obligations under this Lease and Tenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment or subletting had been made. Furthermore, no assignment of subletting to an Affiliate shall be effective until there has been delivered to Landlord a counterpart of the transfer instrument. No assignment of this Lease to an Affiliate shall be effective unless the transferee agrees in the applicable transfer instrument to be and remain jointly and severally liable with Tenant for the payment of Rent and for the performance of all the terms and provisions of this Lease arising on or after the date of the transfer.

12.3    Reimbursement. Tenant shall, upon demand, promptly reimburse Landlord, as Additional Rent, for all reasonable legal, engineering and other professional services and expenses incurred by Landlord in connection with all requests by Tenant for consents or approvals under §12.1.

ARTICLE 13

Subordination/Attornment

13    Subordination/Attornment. This Lease is and shall be subject and subordinate to any and all ground leases, mortgages, deeds of trust, and other instruments in the nature of a mortgage (collectively, a “Mortgage”), now or at any time hereafter a lien or liens on the Property; provided, however, that such subordination as to any future Mortgage is expressly conditioned upon Tenant’s receipt of a Subordination, Non-Disturbance and Attornment Agreement (SNDA) as described below. As a condition of this Lease, Landlord shall deliver to Tenant (i) on or before the Effective Date, an SNDA from each present holder of a Mortgage and from each other party holding an interest superior to this Lease, and (ii) upon the closing of any future financing, an SNDA from the applicable Mortgagee, in each case in a commercially reasonable form reasonably acceptable to Tenant by which such party agrees not to disturb Tenant’s tenancy, possession or rights under this Lease (including the TI Allowance, ROFO and extension options) so long as no Event of Default is then continuing. Provided Tenant has received a fully executed SNDA, Tenant shall, at the election of the holder of any such Mortgage, in the event of the foreclosure of such Mortgage or if the holder thereof otherwise succeeds to the interests of Landlord hereunder, attorn to and recognize such holder as its landlord hereunder. Tenant’s failure to execute and deliver any commercially reasonable SNDA within fifteen (15) business days after Landlord’s request therefor (together with the proposed form) shall, if such failure continues for ten (10) days after a second written notice from Landlord, be deemed an Event of Default hereunder.

CPS TECHNOLOGIES CORP.	August 19, 2026

ARTICLE 14

Landlord's Access

14    Landlord's Access. Landlord or agents of Landlord may, with twenty-four hour prior reasonable written or oral notice, except in the case of emergency, when no notice will be required, at reasonable times, during normal business hours and in a manner which is reasonably designed to minimize any interference with Tenant's business operations, enter to view the Premises and to exercise any other rights reserved to Landlord hereunder, and make repairs and alterations as Landlord is entitled to do, and may, within the last three (3) months of the Term, show the Premises to others; provided, however, that no such showing shall be permitted unless Landlord first makes arrangements reasonably satisfactory to Tenant so as to avoid, to the extent reasonably possible, any of Tenant’s employees becoming aware of the Term coming to an end, so as to avoid any adverse effect on Tenant’s business during said three (3) month period.

ARTICLE 15

Indemnification/Insurance

15.1    Tenant Insurance. Tenant, at its expense, shall maintain at all times during the Term the following insurance policies: (i) Special Form coverage insuring the full replacement cost (without deduction for depreciation) of all Tenant’s Improvements defined in Tenant’s Work Letter (whether delivered by landlord or otherwise), and including plate glass, windows, doors and sky-lights, and all other property owned or used by Tenant and located in the Premises or on the Property, as well as against sprinkler damage, vandalism, and malicious mischief. Any proceeds from such insurance shall be used for the repair or replacement of the property damaged or destroyed, unless this Lease is terminated under an applicable provision of this Lease; (ii) commercial general liability insurance and contractual liability insurance, with limits not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate limit for personal injury, sickness or death or for damage to or destruction of property for any one occurrence, damage to rented premises in the amount of $1,000,000.00, and $4,000,000.00 of umbrella coverage. The liability insurance obtained under this Section 15.1 shall be primary and shall insure Tenant’s indemnity, hold harmless and defense obligations under this Lease; (iii) Worker’s Compensation Insurance (including Employer’s Liability Insurance) in the amount of 500,000.00 each accident/$500,000.00 disease per employee/$500,000 disease policy limit, covering all employees of Tenant employed or performing services at the Premises, in order to provide the statutory benefits required by the laws of the state in which the Premises are located; (iv) Automobile Liability Insurance, including but not limited to passenger liability, on all owned, nonowned, and hired vehicles used in connection with the Premises, with a combined single limit per occurrence of not less than $1,000,000.00 per vehicle for injuries or death of one or more persons or loss or damage to property; and (v) Business Interruption Insurance providing in the event of damage or destruction of the Premises an amount sufficient to sustain Tenant for a period of not less than one year for: (a) the net profit that would have been realized had Tenant’s business continued; and (b) such fixed charges and expenses as must necessarily continue during a total or partial suspension of business to the extent to which they would have been incurred had no business interruption occurred, including, but not limited to, interest on indebtedness of Tenant, salaries of executives, foremen, and other employees under contract, charges under non-cancelable contracts, charges for advertising, legal or other professional services, taxes and rents that may still continue, trade association dues, insurance premiums, and depreciation.

The amount and coverage of such insurance shall not limit Tenant’s liability, nor relieve Tenant of any obligation under this Lease.

15.2    General Provisions Relating to Insurance. The form of all such policies and deductibles thereunder shall be subject to Landlord’s prior reasonable approval. All such policies shall be issued by insurers reasonably acceptable to Landlord, with a Best Rating of “A-” or better or a FPR of 7 or better, each as established by A.M. Best Company and licensed to do business in the Commonwealth of Massachusetts and shall contain a waiver of any rights of subrogation thereunder. In addition, the policies shall name Landlord, any Mortgagee and their respective agents, and any other parties designated by Landlord as additional insureds, shall require at least thirty (30) days’ prior written notice to Landlord, any Mortgagee, and such other parties designated by Landlord of termination or modification and shall be primary and not contributory. Tenant shall, at least fifteen (15) days prior to the Rent Commencement Date, and prior to the expiration of each such policy, deliver to Landlord either a duplicate original of all insurance policies required to be maintained by Tenant hereunder or Evidence of Insurance (in forms ACCORD 27 and ACCORD 25 or their equivalent) for each such policy evidencing the foregoing insurance or renewal thereof, as the case may be. Thereafter, within fifteen (15) days prior to the expiration of each such policy, Tenant shall deliver to Landlord either a duplicate original of each such policy or a certificate of insurance (provided the same sets forth all limits of coverage and deductibles as required hereunder) or other evidence of insurance acceptable to Landlord evidencing the renewal of the insurance required hereunder. If Tenant fails to insure or maintain any insurance (or provide satisfactory proof thereof) as required hereunder, Landlord may, upon 24 hours written notice to Tenant, effect such insurance.

CPS TECHNOLOGIES CORP.	August 19, 2026

15.3    Indemnity.Tenant agrees to indemnify, defend and hold harmless Landlord, its property manager and their respective agents and employees, from and against any and all claims, demands, actions, liabilities, damages, costs and expenses (including reasonable attorneys’ fees), for injuries to any persons and damage to or theft or misappropriation or loss of property occurring in or about the Building or the Property, including the service ramp in the rear of the Property and arising from the use or occupancy of the Premises or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises, the Building or the Property (including, without limitation, any alteration by Tenant or Tenant’s use of the service ramp) or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed under this Lease or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors and agents. If any such proceeding or action is filed against Landlord or any such indemnified party, Tenant agrees to defend Landlord and such party in such action and/or proceeding at Tenant’s sole cost by legal counsel reasonably satisfactory to Landlord. Notwithstanding the foregoing in no event shall Tenant be liable pursuant to the foregoing or be required to defend Landlord as set forth above if any of the events described above are caused by the negligence or willful misconduct of Landlord, its property manager and/or any of their respective agents and employees. Landlord agrees to indemnify and save harmless Tenant from and against all claims of whatever nature arising from (i) any act, omission or negligence of Landlord, or Landlord’s contractors, invites, licensees, agents, servants, or employees, or (ii) arising from any accident, injury, or damage whatsoever caused to any person, or to the property of any person occurring during the term hereof in or about the Building and/or the Premises except to the extent that such accident, injury, or damage results from the negligence of Tenant, its agents, servants or employees, or (iii) arising from a breach of Landlord’s obligations under this Lease. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

15.4    Waiver. Tenant hereby releases, and waives all claims and rights of recovery against, Landlord, its property manager and their respective agents and employees for any loss or damage, which loss or damage is insured against, or required to be insured against, by a customary form of insurance policy as required pursuant to Section 5.2(b) or Section 15.1(i), whether or not such loss or damage is due to the fault or negligence of Landlord, its property manager or their respective agents or employees, and regardless of the amount of insurance proceeds collected or collectible under any insurance policies in effect. Landlord hereby releases, and waives all claims and rights of recovery against, Tenant and its agents and employees for any loss or damage, which loss or damage is insured against, or required to be insured against, by a customary form of insurance policy as required pursuant to Section 5.2(b) or Section 15.1(i), whether or not such loss or damage is due to the fault or negligence of Tenant or its subtenants, assignees, invitees, agents or employees, and regardless of the amount of insurance proceeds collected or collectible under any insurance policies in effect.

15.5    Notice of Accidents.Tenant shall give notice to Landlord, promptly after Tenant learns thereof, of any accident, emergency, occurrence for which Landlord might be liable, fire or other casualty and all damages to or defects in the Premises, the Building or the Building Systems, for the repair of which Landlord might be responsible or which constitutes Landlord’s property. Such notice shall be given by facsimile or personal delivery to the address of Landlord then in effect for notices.

CPS TECHNOLOGIES CORP.	August 19, 2026

ARTICLE 16

Casualty/Eminent Domain

16.1 Landlord’s Obligation to Rebuild. Landlord shall carry commercially reasonable property insurance on the Building. In case during the Term hereof the Premises or the Building of which they are a part shall be “partially damaged” (as hereinafter defined) by fire or other casualty, Landlord shall forthwith proceed to repair such damage and restore the Building and Premises to substantially their condition at the time of such damage, but Landlord shall not be responsible for any delay which may result from any Force Majeure. In case during the Term hereof the Premises or the Building of which they are a part shall be “substantially damaged” (as hereinafter defined) from a peril which is required to be covered under Landlord’s insurance obligations or is otherwise actually covered under Landlord’s insurance, this Lease shall, except as hereinafter provided, remain in full force and effect, and Landlord shall, proceeding with all reasonable dispatch, proceed to repair such damage and restore the Building and the Premises, except that portion which Tenant is expressly obligated to insure under Section 15.1 above, to substantially their condition at the time of such damage (subject, however, to zoning laws and building codes then in existence), but Landlord shall not be responsible for any delay which may result from any Force Majeure. In case during the Term hereof the Premises or the Building of which they are a part shall be “substantially damaged” by a peril which is not required to be covered under Landlord’s insurance obligations pursuant to Section 15.1 or is not otherwise actually covered under Landlord’s insurance, Landlord shall likewise, proceeding with all reasonable dispatch, repair such damage and restore the Building and the Premises, except that portion which Tenant is expressly obligated to insure under Section 15.1 above, to substantially their condition at the time of such damage (subject, however, to zoning laws and building codes then in existence), but Landlord shall not be responsible for any delay which may result from any Force Majeure, unless Landlord as soon as reasonably practicable after the occurrence of such damage, but in no event later than sixty (60) days after such occurrence, gives written notice to Tenant of Landlord’s election to terminate this Lease. Notwithstanding anything contained in this Lease to the contrary, if the Building or the Premises are substantially damaged by fire or other casualty and Tenant is unable to occupy any portion of the Premises for the Permitted Use for a period greater than one hundred eighty (180) days following such fire or other casualty, and assuming Landlord has not, in good faith, commenced repairing such damage and restoring the Building and the Premises, and thereafter diligently prosecutes the same to completion, Tenant shall be entitled to terminate this Lease by providing written notice to Landlord within thirty (30) days after such 180-day period.

16.2    Damage Near End of Term. If the Premises or the Building of which they are a part shall be substantially damaged or destroyed by fire, windstorm or otherwise, within the last twenty-four (24) months of the Term of this Lease, as it may have been or may be extended from time to time, either party shall have the right to terminate this Lease by giving written notice thereof to the other party not later than sixty (60) days after the event giving rise to such damage.

16.3    Rent Abatement. In the event that the provisions of Section 16.1 shall become applicable, the Base Rent and Additional Rent specified under this Lease shall be abated or reduced proportionately during any period in which, by reason of such damage, there is substantial interference with the operation of the business of Tenant in the Premises, having regard to the extent to which Tenant may be required to discontinue its business in the Premises, and such abatement or reduction shall continue for the period commencing with such damage and ending upon the earlier of (a) the one hundred and twentieth (120th) day following completion by Landlord of such work of repair and/or reconstruction as Landlord is obligated to do, or (b) the recommencement of business by Tenant in that portion of the Premises so damaged.

16.4    Termination of Lease. In the event of termination of this Lease pursuant to this Article 16, this Lease and the Term hereof shall cease and come to an end as of the date specified in the termination notice; provided, however, that such termination shall not relieve any party then in breach of its obligations under this Lease of its liability therefor.

16.5    Definitions of “Partial Damage” and “Substantial Damage”. The terms “partially damaged” and “partial damage,” as used in this Article 16, shall refer to damage to the Building or the Premises of such a character as can reasonably be expected to be repaired, restored or rebuilt within one hundred eighty (180) days from the time that such repair, restoration or rebuilding work would be commenced (after all necessary permits have been received). The terms “substantially damaged” and “substantial damage,” as used in this Article 16, shall refer to damage to or destruction of the Building or the Premises of such a character as cannot reasonably be expected to be repaired, restored or rebuilt within one hundred eighty (180) days from the time that such repair, restoration or rebuilding work would be commenced (after all necessary permits have been received).

CPS TECHNOLOGIES CORP.	August 19, 2026

16.6    Condemnation/Eminent Domain. (a) If the Premises or the Building of which they are a part, or such portion thereof as to render the balance (when reconstructed) unsuitable for the purposes of Tenant, as reasonably determined by Tenant, shall be taken by condemnation or eminent domain, either party shall be entitled to terminate this Lease by giving written notice thereof to the other party not later than thirty (30) days after the earlier of the date that title shall vest in the condemnor or the date that the condemnor shall take possession of the property so taken. If this Lease is not terminated, as aforesaid, Landlord agrees to expend so much of the net award which may be awarded or paid to Landlord in such condemnation proceedings as may be necessary to restore the Premises, and shall to such extent proceed, with all reasonable diligence, to restore the Premises, to an architectural unit as nearly like their condition prior to such taking as shall be practicable. In the event that Landlord determines that the net amount to be awarded or paid to Landlord in such condemnation proceeding shall not be sufficient to restore the Premises, as aforesaid, then Landlord may elect to terminate this Lease by giving written notice thereof to Tenant (which notice shall state the amount of such insufficiency), and Tenant shall have a period of thirty (30) days after its receipt of said notice to elect to pay the amount of such insufficiency by giving written notice thereof to Landlord on or before the expiration of said thirty (30) day period, in which case, this Lease shall continue in full force and effect and Landlord shall proceed to restore the Premises, as aforesaid, with all reasonable diligence.

(b)    Out of any award or settlement for any taking of the Landlord's interest in the Premises, or the Property of which they are a part, in condemnation proceedings or by eminent domain, Landlord shall be entitled to receive and retain the amounts awarded for such taking and, if compensable, for Landlord's business loss. Landlord reserves and Tenant assigns to Landlord, all rights which Tenant may have for damages to the Premises for any taking by condemnation or eminent domain, except for damage to Tenant's leasehold interest, loss of business, good will, depreciation or injury to and cost of removal of stock in trade, Alterations and/or Trade Fixtures, and those relocation expenses provided in M.G.L. c. 79A, Section 7, or any other federal or state law or statute.

(c)    In the event of any such taking of the Premises, the Base Rent and Additional Rent specified in this Lease, or a fair and just proportion thereof, according to the nature and extent of the damage sustained, shall be suspended or abated from the date of such taking through the date of restoration or termination (as the case may be). In the event that this Lease is not terminated by reason of such taking, from and after the date of restoration and throughout the remainder of the Term hereof, the Base Rent and Additional Rent specified in this Lease shall be reduced in proportion to the floor area of the Premises so taken.

ARTICLE 17

Default/Bankruptcy

17.1 Tenant Default/Bankruptcy. Each of the following shall constitute a Default under this Lease:

(a)    Tenant fails to pay any installment of Base Rent, Additional Rent or any other sum herein specified on the date on which the same becomes due and payable (i.e. the first day of each calendar month) and such failure continues for five (5) Business Days following Tenant’s receipt of written notice thereof from Landlord; provided, however, if Landlord shall have sent to Tenant two (2) notices of such Default during any Lease Year, even though the same shall have been cured and this Lease not terminated, if during the same Lease Year Tenant shall again Default in any monetary payment, Landlord may elect to have Tenant thereafter make automatic payments of Base Rent through a national banking institution of its reasonable election with offices in the City of Boston;

(b)    Tenant fails to comply with any of its obligations under Articles 12, 13, 15 or 23 and such failure continues for ten (10) days following its receipt of written notice of such failure from Landlord; provided, however, that if the nature of Tenant’s non-performance is such that more than ten (10) days are reasonably required for its cure, then the same shall not constitute an Event of Default if Tenant commences such cure within such ten (10) day period and thereafter diligently pursues such cure to completion; provided further however, that in no event shall such extended time to cure exceed an aggregate of thirty (30) days. In the event Landlord serves Tenant with a notice to quit or any similar notice pursuant to applicable unlawful detainer statutes, said notice shall also constitute the notice required by this Section 17(b), so long as it is consistent with the provisions hereof;

CPS TECHNOLOGIES CORP.	August 19, 2026

(c)    Tenant fails to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than those referenced in Sections 17(a) and (b) above), and such failure continues for a period of thirty (30) days after its receipt of written notice thereof from Landlord; provided, however, that if the nature of Tenant’s non-performance is such that more than thirty (30) days are reasonably required for its cure, then the same shall not constitute an Event of Default if Tenant commences such cure within said thirty (30) day period and thereafter diligently pursues such cure to completion. In the event that Landlord serves Tenant with a notice to quit or any similar notice pursuant to applicable unlawful detainer statutes, said notice shall also constitute the notice required by this Section 17(c), so long as it is consistent with the provisions hereof;

(d)    Tenant or any guarantor of Tenant's obligations under this Lease makes any assignment for the benefit of creditors, commits any act of bankruptcy or files a petition under any bankruptcy or insolvency laws; or if such a petition is filed against Tenant or any guarantor of Tenant's obligations under this Lease and is not dismissed within sixty (60) days thereafter; or if a receiver or similar officer becomes entitled to Tenant's leasehold hereunder and it is not returned to Tenant within sixty (60) days, or if such leasehold is taken on execution or other process of law in any action against Tenant; or

(e)    Tenant shall abandon or vacate the Premises and, while vacant, shall fail either to pay Rent when due or to maintain the insurance required under Article 15;

then Landlord shall have the right thereafter, to re-enter and take complete possession of the Premises, to declare the Term of this Lease ended, and remove Tenant's effects, or mail a notice of termination addressed to Tenant, without prejudice to any remedies which might be otherwise used for arrears of rent or other Default. Tenant shall indemnify Landlord against all loss of rent, other payments and other damages which Landlord may incur by reason of such termination during the residue of the Term as provided in Article 18. Landlord shall use commercially reasonable efforts to mitigate any damages caused by a Default by Tenant.

17.2    Landlord Default. Landlord shall not be deemed in default of this Lease unless Landlord fails to perform a material obligation expressly required of Landlord under this Lease, and such failure continues for thirty (30) days after written notice from Tenant specifying the nature of such default; provided, however, that if such default cannot reasonably be cured within said thirty (30) days, Landlord shall not be deemed in default so long as Landlord commences such cure within said period and thereafter diligently prosecutes the same to completion. Tenant’s sole remedies for any uncured Landlord default shall be an action for actual damages and/or specific performance, as applicable. In no event shall Tenant be entitled to terminate this Lease, abate rent, or exercise any right of setoff or self-help, except to the extent expressly set forth herein or permitted by applicable law.

ARTICLE 18

Damages, Injunction and Self-Help

18.1    Damages. In the event of a termination of this Lease resulting from an Event of Default, Tenant shall pay to Landlord, as damages, at the election of Landlord, either:

(a)    a sum which, at the time of such termination, represents the then value of the excess, if any of (i) the aggregate of the Base Rent and Additional Rent (making reasonable assumptions with respect to Additional Rent) which, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the date hereinbefore set for the expiration of the Term of this Lease, over (ii) the aggregate fair rental value (including additional rent) of the Premises for the same period; or

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(b)    sums equal to the aggregate of the Base Rent and Additional Rent (making reasonable assumptions with respect to Additional Rent) which would have been payable by Tenant had this Lease not terminated, payable upon the due dates therefor specified herein until the date hereinbefore set for the expiration of the Term of this Lease; provided, however, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination and ending on the date hereinbefore set for the expiration of the Term of this Lease, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents, as and when received by Landlord from such reletting, the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and of securing possession thereof, as well as the expenses of reletting, including altering and preparing the Premises for new tenants, brokers' commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided further, however, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 18.1(b), to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord prior to the commencement of or during such suit, and (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rents received from such reletting and of the expenses of reletting.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease would have expired but for such termination. Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder on the part of Tenant.

18.2    Injunction. Upon the occurrence of a breach or threatened breach on the part of Tenant with respect to any of the covenants or agreements on the part of, or on behalf of, Tenant to be kept, observed or performed, Landlord shall also have the right of injunction. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means or redress to which Landlord may lawfully be entitled at any time, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

18.3    Self-Help. If an Event of Default shall occur hereunder, Landlord, without waiving such Event of Default, may, after written notice to Tenant, remedy such Event of Default for the account and at the expense of Tenant. If Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including, but not limited to, reasonable attorney's fees in instituting, prosecuting or defending any action or proceeding against Tenant hereunder, or against any other party as a result of any such Event of Default hereunder, such sums paid or obligations incurred, with interest at the rate of ten (10%) per annum and reasonable costs, shall be paid to Landlord by Tenant as Additional Rent.

ARTICLE 19

Notices

19.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand (by local or overnight courier) or, if mailed, three (3) days after mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties at their respective addresses set forth in Paragraph 1.1(v), or at such other address as either party may from time to time advise in writing.

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ARTICLE 20

Surrender

20.    Surrender. Tenant shall at the expiration or earlier termination of this Lease remove from the Premises all of its Trade Fixtures and other personal property and the components of those Alterations required to be removed by Tenant pursuant to Section 9.3 above (including, without limitation, all signs and lettering affixed or painted by Tenant, either inside or outside the Premises) and deliver to Landlord possession of the Premises and all keys and locks thereto, and other fixtures connected therewith, in substantially the same condition as they were at the commencement of the Term, or as they were put during the Term, reasonable wear and tear and damage by fire or other casualty, condemnation and Default by Landlord only excepted. In the event of Tenant's failure to remove any of such items, within ten (10) days after such expiration or earlier termination of this Lease, subject to the paramount rights of Landlord, any equipment lessor or lender as provided in Section 9.1, Landlord is hereby authorized, after written notice to Tenant, without liability to Tenant for loss or damage thereto, and at the sole risk of Tenant, to remove and/or store any of such items not so removed, at Tenant's expense, or to retain same under Landlord's control or to sell at public or private sale, without notice, any or all of such items not so removed and to apply the net proceeds of such sale to the payment of any sums due hereunder.

ARTICLE 21

No Broker

21.    No Broker. Each party represents and warrants to the other party that Newmark and Colliers are the brokers to this transaction. Landlord is responsible for any commission due to Newmark and Colliers pursuant to separate agreements. Each party further agrees to indemnify the other party against, and to hold the other party harmless from, any claim, loss, damage, cost, or liability for any brokerage commission or fee resulting from any breach by the indemnifying party of the above stated representation and warranty which may be asserted against the other party in connection with this transaction.

ARTICLE 22

Hazardous Materials

22.1    Prohibitions. Tenant shall not cause or permit any Hazardous Materials to be used, stored, generated or released or disposed of on or in the Premises by Tenant, Tenant's agents, employees or contractors, or Persons claiming by, through or under Tenant, without obtaining Landlord's prior written consent, except for Hazardous Materials contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes, as long as any such use, storage, generation or disposal of Hazardous Materials shall comply with all applicable federal, state and local laws and regulations and Insurance Requirements.

22.2    Indemnification. (a) Tenant shall indemnify, defend and hold harmless Landlord from all claims, costs, liabilities or expenses, including reasonable attorneys' fees, and other costs of every type, style and description (excluding loss of business or profits) resulting from the breach by Tenant of the provisions of Section 22.1 above, except to the extent caused by the negligence or willful misconduct of Landlord or any of its agents, employees or contractors or to the extent that the same relate to Hazardous Materials located on the Property prior to Tenant’s occupancy therein.

(b) Landlord shall indemnify, hold harmless and defend Tenant from and against all claims, actions, losses and out-of-pocket expenses incurred by third parties (including reasonable attorneys' and other professional fees), arising from Landlord’s negligent act or omission involving the unlawful use, handling, generation, treatment, storage, disposal or release of any Hazardous Materials in, from or to the Premises and/or Building, to the extent caused directly by the negligence of Landlord, its agents, servants and employees or to the extent that the same relate to Hazardous Materials located on the Property prior to Tenant’s occupancy therein.

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22.3    Landlord Representations. As of the Effective Date hereof, to the best of Landlord's current knowledge, the Common Areas of the Building are, and, on the Delivery Date will be delivered to Tenant in compliance with all federal, state, local and municipal codes, laws, ordinances and regulations relating to Hazardous Materials.

ARTICLE 23

Estoppel Certificate

23 Estoppel Certificate. At any time and from time to time, upon not less than twenty (20) business days prior written request by Landlord to Tenant, or by Tenant to Landlord (provided that an Event of Default does not then exist hereunder), Landlord and Tenant shall execute, acknowledge and deliver to the other a statement in writing, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect, as modified, and stating the modifications); that Tenant has no right of reduction, abatement or set-off against the Rent or any other charge payable to Landlord, the amount, if any, of any security deposited by Tenant; the dates to which the Base Rent and Additional Rent and other amounts and charges have been paid under this Lease, and any increases or decreases of Rent that are anticipated, it being intended that any such statement delivered pursuant to this Section may be relied upon by any purchaser of the fee or mortgagee or beneficiary or assignee of any Mortgage (however, terms inconsistent with this Lease shall not act as an amendment hereto). In the event Tenant fails to execute and deliver any required estoppel certificate within twenty (20) business days after Landlord's request, Landlord shall provide written notice of such failure to Tenant and, if such failure continues for an additional period of ten (10) days after Tenant’s receipt of such written notice, such failure shall be deemed an Event of Default hereunder.

ARTICLE 24

Notice of Lease

24.    Notice of Lease. Either party shall, at the request of the other, execute and deliver a recordable notice of this Lease in the statutorily prescribed form.

ARTICLE 25

Lease Security

25.    Security Deposit. On the Commencement Date hereof, Tenant shall deliver an irrevocable standby letter of credit (the “Letter of Credit”) in the amount of the Security Deposit issued in substantially the form attached hereto as Exhibit L/C issued by Rockland Trust Bank (the “Bank”). Landlord shall hold the Letter of Credit as security for the performance by Tenant of all obligations on the part of Tenant to be kept and performed under this Lease. The Security Deposit may not be deemed by Tenant to constitute rent for any month.

From time to time throughout the Term, Landlord shall have the right, without prejudice to any other remedy Landlord may have on account thereof, to draw upon the Letter of Credit and apply such funds to Landlord’s liquidated damages, in which event Tenant shall immediately upon request by Landlord restore the balance of the Letter of Credit to the amount required hereunder. Tenant shall not have the right to call upon Landlord to apply all or any part of the Security Deposit to cure any default or fulfill any obligation of Tenant, but such use shall be solely in the discretion of Landlord. Tenant shall maintain the Letter of Credit, or a substitute Letter of Credit from the Bank (or another bank reasonably approved by Landlord and conforming to the requirements of this Section 25), in accordance with the terms hereof, in full force and effect at all times through the Term and for thirty (30) days thereafter. Notwithstanding anything to the contrary herein, Landlord shall have no right to use or apply any portion of the Letter of Credit unless a Default of Tenant has occurred (or if Tenant has failed to timely pay rent or perform any of its other obligations under the Lease and transmittal of a default notice or running of any cure period is barred or tolled by applicable law) and is continuing or unless Landlord is entitled to do so under the following paragraph.

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Thirty (30) days prior to the expiration date of the Letter of Credit (the “Change Date”), Tenant shall deposit a new Letter of Credit or an amendment to the existing Letter of Credit with Landlord in the amount required hereunder (the “Replacement Letter of Credit”). Tenant’s failure to timely provide the Replacement Letter of Credit shall be an event of default hereunder for which there shall be no grace period (notwithstanding the provisions of Section 17.1). Landlord shall be entitled to use all funds available under the Letter of Credit to reimburse Landlord for all amounts then due under the Lease. Landlord may hold the balance of funds from the Letter of Credit as security for Tenant’s performance of its obligations under this Lease. The Letter of Credit shall be freely transferable without cost to Landlord, any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease. If Landlord reasonably determines that the bank issuing the Letter of Credit currently held by Landlord no longer has sufficient creditworthiness, Landlord may require that Tenant, within thirty (30) days of receipt of notice thereof, obtain, at Landlord’s sole cost and expense, a substitute Letter of Credit from another bank reasonably approved by Landlord and satisfying the requirements of this Lease.

Within thirty (30) days following the expiration or earlier termination of the Term, Landlord shall return the Letter of Credit Security Deposit or so much thereof as shall not have been applied by Landlord to cure a default under the Lease. Landlord shall have no obligation to pay interest on the cash balance of the Letter of Credit.

If Landlord conveys Landlord’s interest under this Lease, the Letter of Credit may be assigned or negotiated by Landlord to Landlord’s grantee, and if so assigned or negotiated, provided Landlord gives Tenant written notice of the name of such grantee, Tenant agrees to look solely to such grantee for proper application of the Letter of Credit in accordance with the terms of this Section and the return thereof in accordance herewith. Upon receipt of written notice from such grantee stating that the Letter of Credit has been received, Tenant thereafter shall release the Landlord named herein of any and all liability with respect to the Letter of Credit, the application of any proceeds thereof and its return, and Tenant agrees to look solely to such grantee. This provision shall also apply to subsequent grantees. Neither the holder of a mortgage nor the lessor in a ground lease of property which includes the Premises shall ever be responsible to Tenant for the return or application of Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless the Security Deposit shall have been physically received by such holder or ground lessor. Tenant acknowledges that Landlord may be required to pledge the proceeds of the Letter of Credit to any lender holding a collateral assignment of Landlord’s interest in the Lease and agrees to provide Landlord with such documentation as Landlord may reasonably request, and to cooperate with Landlord as is reasonably necessary (provided that Landlord pays any material and reasonable out of pocket costs incurred by Tenant in connection therewith) to evidence the consent to such pledge by the issuer of the Letter of Credit.

Provided that upon the Reduction Date (as defined below) (a) no Event of Default then exists, and (b) Tenant provides Landlord with at least thirty (30) days' advance written notice (the “Reduction Notice”), which notice shall include an original replacement Letter of Credit (or an amendment or endorsement of the existing Letter of Credit) complying with the terms hereof, then on the first day of the thirteenth (13th) calendar month following the Rent Commencement Date (the “Reduction Date”), the amount of the Security Deposit shall be reduced to $255,000.00. Notwithstanding the foregoing, if, during the Term prior to the Reduction Date, any Event of Default has occurred and remains uncured beyond any applicable notice and cure period, Tenant shall not be entitled to such reduction, and this Section shall thereafter be of no further force and effect.

ARTICLE 26

Additional Covenants

26.1    Unlawful Trade. No trade or occupation shall be conducted in the Building or in the Premises or use made thereof which will be unlawful, improper or contrary to Applicable Law Requirements in force in the City of Attleboro. Tenant shall not permit any use of the Premises which will make voidable any insurance on the Building or on the contents of the Building or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association, or any similar body succeeding to its powers.

26.2    Landlord Liability. Neither the original Landlord nor any successor Landlord, including, without limitation, any successor Landlord who or which is a trustee or a partnership, nor any beneficiary of the original Landlord or any successor Landlord nor any partner, general or limited, of such partnership shall be personally liable under any term, condition, covenant, obligation or agreement expressed herein or implied hereunder or for any claim or damage or cause at law or in equity arising out of the occupancy of the Premises or the use or maintenance of the Property and Tenant specifically agrees to look solely to Landlord's interest in the Property and/or the net proceeds from any sale of all or a portion of such interests, for the recovery of any judgment against Landlord. Nothing contained herein shall be construed or operate to prevent Tenant from naming Landlord as a defendant or a cross-defendant for the purpose of seeking injunctive relief, specific performance and/or damages in any legal action brought by or against Tenant with respect to any claim or controversy by the parties hereto arising from the breach, interpretation or enforcement of this Lease, provided that no money judgment will be executed against Landlord personally liable for.

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26.3    Tenant/Landlord Representations. If Tenant is a business entity, then Tenant warrants and represents that: (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant is duly authorized to do business in the Commonwealth of Massachusetts; (c) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; and (d) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, and (ii) have been duly authorized by all requisite action. Landlord warrants and represents that (u) Landlord is duly organ0ized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (v) Landlord is duly authorized to do business in the Commonwealth of Massachusetts; (w) the execution, delivery and performance by Landlord of this Lease (i) are within the powers of Landlord, and (ii) have been duly authorized by all requisite action; (x) Landlord is the owner in fee of the Property; (y) Landlord alone has the full right, power and authority to lease the Premises to Tenant for the Term of this Lease; and (z) there are no existing restrictions or encumbrances affecting the Property, which would prohibit the use and alteration of the Premises for the Permitted Use.

26.4    Validity and Binding Affect. This Lease is a valid and binding obligation of both Tenant and Landlord in accordance with its terms.

26.5    Construction. The parties acknowledge and agree that this Lease shall not be construed more strictly against either party by virtue of the preparation of this Lease.

26.6    Period of Ownership; Consequential Damages. In no event shall Landlord (or any successor Landlord) be liable for any breach of any term, condition or covenant during the Term or any extension thereof, unless the same shall occur during and within the period of time that it is the fee owner of the Property. Notwithstanding anything contained in this Lease to the contrary, in no event and under no circumstances shall either party be liable to the other for any consequential or special damages in connection with any act of Landlord or Tenant, or their respective agents, employees, invitees or independent contractors, or otherwise.

26.7    Financial Statement. Within sixty (60) days after the end of its fiscal year and upon Landlord's request, Tenant agrees to provide Landlord with a written annual statement of its financial condition as of the end of said fiscal year (“Financial Statement”); provided, however, that for so long as Tenant (or its parent) is a public company whose financial statements are publicly available through filings with the U.S. Securities and Exchange Commission (e.g., Forms 10-K and 10-Q), the availability of such filings shall satisfy this Section 26.7 and Tenant shall have no obligation to deliver separate financial statements. Said Financial Statement shall be of sufficient clarity to accurately indicate the current state of Tenant's business in the Premises. Landlord acknowledges the confidential and proprietary nature of Tenant’s Financial Statement and agrees to maintain the confidentiality thereof, and shall not, without the prior written reasonable consent of Tenant, distribute or disclose the Financial Statement or any information contained therein or otherwise make the same known to any unauthorized third party; provided, however, that Landlord may disclose and distribute the Financial Statement to Landlord’s lenders or potential lenders, attorneys, partners, officers and employees, and bona fide potential purchasers of the Property or assets of Landlord who are bound by confidentiality obligations.

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26.8    Confidentiality. Landlord shall keep the terms of this Lease and all information (including, without limitation, any financial statements or proprietary operational systems, processes, procedures or materials) provided or observed by Landlord confidential, except to the extent necessary in order to perform its obligations hereunder, or as required by law. No statements shall be made or released to the print or televised media with respect to this Lease or Tenant’s occupancy, use or operation without the prior written approval of Tenant. To the extent Landlord discloses any such information to prospective purchasers, prospective lenders, affiliates, directors, officers, employees, advisors, accountants, auditors, agents, and representatives, all of same shall be advised of the confidential nature of such information and shall be bound by the terms hereof. Landlord acknowledges that Tenant is a publicly traded company whose securities are registered under, and that is subject to the reporting and disclosure requirements of, the Securities Act of 1933, the Securities Exchange Act of 1934, the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), and the rules of any securities exchange or quotation system on which its securities are listed or quoted (collectively, “Securities Laws”). Notwithstanding anything to the contrary contained herein,, Tenant shall have the right, without the consent of Landlord and without liability to Landlord, to make disclosures concerning this Lease and the transactions contemplated hereby as Tenant determines to be required or advisable under any Securities Laws, including, without limitation, the right to: (a) file this Lease, any amendment, guaranty, work letter, exhibit or other document related hereto, in whole or in part, as an exhibit to any registration statement, prospectus, report (including any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K), proxy statement or other filing made with the SEC or any securities exchange; (b) describe, summarize or otherwise disclose the existence and material terms of this Lease and the transactions contemplated hereby in any such filing, in any earnings release or investor presentation, or in response to any inquiry from the SEC, any securities exchange or any other governmental or regulatory authority; and (c) disclose this Lease and any related information to Tenant’s auditors, attorneys, underwriters, placement agents, lenders, investors and other advisors and representatives in connection with Tenant’s compliance with, or financing or capital-markets activities subject to, any Securities Laws. No disclosure made in accordance with this Section 26.8, shall constitute a breach of this Lease or give rise to any claim by Landlord. This provision shall survive expiration or termination of this Lease.

26.9    Attorneys’ Fees and Expenses. In the event that Landlord and Tenant are involved in any litigation regarding the performance, enforcement or breach of any of their respective obligations under this Lease or the interpretation of any provisions of this Lease, the unsuccessful party by final order, decree or judgment in such litigation by a court of competent jurisdiction shall reimburse the successful party for all actual and reasonable legal fees and expenses incurred by such successful party in connection with obtaining such final order, decree or judgment.

26.10    Expense Reimbursement. If Tenant shall request Landlord’s consent or execution of any instrument pertaining to this Lease, Tenant agrees promptly to reimburse Landlord for the reasonable legal fees incurred by Landlord in processing such request, whether or not Landlord complies therewith (unless such non-compliance constitutes a breach of its obligations under this Lease), and if Tenant shall fail promptly so to reimburse Landlord, such failure shall be governed by the provisions of Section 17.1(a) of this Lease.

26.11    Costs Related to Tenant Requests. Whenever Tenant shall request approval by Landlord of plans, drawings, specifications, or otherwise with respect to Alterations of the Premises subsequent to completion of the Tenant Work, replacement of or changes to the initially approved Tenant’s Signage, or the like, Tenant specifically agrees promptly to pay to Landlord all reasonable charges incurred by Landlord in the review (and re-review, if necessary) and approval or disapproval thereof, whether or not approval shall ultimately be given.

26.12    Independent Covenants. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements (other than the Landlord’s covenant of quiet enjoyment and the Tenant’s covenant to pay Base Rent, which covenants shall be dependent on one another), and that Base Rent, Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or abated pursuant to the express provisions of this Lease. Unless otherwise expressly set forth herein, Base Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense, except as specifically set forth herein. This Lease shall not terminate, and Tenant shall not have any right to terminate this Lease, during the Term (except as otherwise expressly provided herein). Tenant agrees that, it shall not take any action to terminate, rescind or avoid this Lease notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord, (ii) the exercise of any remedy, including foreclosure, under any mortgage, (iii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise, (iv) the taking by eminent domain of the Premises or any portion thereof (except as specifically provided herein), (v) the prohibition or restriction of Tenant's use of the Premises under any Applicable Law Requirements, (vi) the destruction of the Building or any portion thereof (except as specifically provided herein), (vii) the eviction of Tenant from possession of the Premises, by paramount title or otherwise, or (viii) Default by Landlord hereunder.

CPS TECHNOLOGIES CORP.	August 19, 2026

ARTICLE 27

Miscellaneous

27.1    Massachusetts Law. This Lease is made pursuant to and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. Tenant hereby unconditionally and irrevocably submits to the jurisdiction of the Courts of the Commonwealth of Massachusetts, United States of America, for any and all claims, issues or actions arising under this Lease.

27.2    Severability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (including the remainder of such provisions) and the application thereof to the persons or circumstances shall not be affected thereby.

27.3    Waiver. A waiver, express or implied, by Landlord or Tenant of any Default by the other in the observance and performance of any of the conditions or covenants or duties hereof shall not constitute or be construed as a waiver of any subsequent or other Default.

27.4    Successors and Assigns. All the covenants, agreements and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto and their respective successors, legal representatives and assigns.

27.5    Integration/Amendment. This Lease (including the Exhibits hereto) sets forth all of the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises, and there are no warranties, representations, covenants, promises, agreements, conditions or understandings, either oral or written, between them other than those that are herein set forth. This Lease shall not be modified or amended in any manner except by an instrument in writing executed by the parties hereto.

27.6    Holdover. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease, without Landlord’s express written consent, Tenant shall be a tenant-at-sufferance, and pay to Landlord Rent for each month or part thereof during which Tenant so holds over at a rate equal to one and one-half times (1.5x) Rent and Additional Rent reserved herein (making reasonable assumptions with respect to Additional Rent).

27.7    Usury. If any rate of interest reserved herein shall prove to be in excess of the maximum rate of interest permitted by Applicable Law Requirements, the rate of interest so reserved shall be automatically reduced to the rate so permitted from time to time by Applicable Law Requirements.

27.8    Peaceful Enjoyment. So long as Tenant is not then in Default of any provision of this Lease beyond any applicable notice and cure period, Tenant shall and may peaceably and quietly have, hold, occupy, possess and enjoy the Premises during the Term hereof without any manner of hindrance or molestation from anyone claiming by, through or under Landlord, subject, however, to the provisions of this Lease, and to Mortgages, easements and other matters of record to which this Lease is or becomes subject.

27.9    Assignment of Rents. With reference to any assignment by Landlord of Landlord's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or a ground lease on the Property which includes the Premises, Tenant agrees:

(a)    that, except as provided in Section 27.9(b), the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

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(b)    that, except as aforesaid, such holder shall be treated as having assumed Landlord's obligations hereunder only upon foreclosure of such holder's mortgage and taking of legal possession of the Premises by such lessor. In no event shall the acquisition of title to the Property by a purchaser which, simultaneously therewith, leases the entire Property back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord's obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord's obligations hereunder. In any such event, this Lease shall be subject and subordinate to the interest of such purchaser-lessor under the lease to such seller-lessee, provided such party executes a non-disturbance agreement in favor of Tenant in a commercially reasonable form. For all purposes such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord's position shall have been assumed by such purchaser-lessor.

27.10    Captions. The captions in this Lease are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease or the intention of the parties hereto, nor do they in any way affect this Lease. References in this Lease to any “Articles” or “Sections” are to the Articles and Sections in this Lease, unless expressly stated otherwise herein.

27.11    Gender and Number. Words of any gender in this Lease shall be held to include any other gender, and words in the singular shall be held to include the plural when the sense requires.

27.12    Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

27.13    Relationship of Parties. Nothing contained in this Lease shall be deemed to constitute a partnership or joint venture between Landlord and Tenant, and Landlord and Tenant’s relationship herein shall only be deemed to be one of landlord and tenant.

27.14    Compliance. Tenant shall comply with all Applicable Law Requirements to the extent applicable to the operation of Tenant’s business and use of the Premises; provided, however, notwithstanding anything to the contrary in this Lease, Tenant shall not be obligated to construct, install or make any improvements of any kind or nature to the Building (including the Building Systems, other than Building Systems that exclusively serve the Premises) which may be required from time to time by Applicable Law Requirements as a result of the use or occupancy of the Premises. Landlord shall promptly comply with all Applicable Law Requirements now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing during the Term or any part hereof, relating in any manner to the Property or the Building.

ARTICLE 28.

Right of First Offer

28.         Offer Space Option. (a) As used herein:

“Available” means, as to the Offer Space (as hereinafter defined), that such Offer Space is vacant and free of any present possessory right existing in favor of any third party.

“Offer Period” means Tenant has the ongoing, continuing right to exercise its Right of First Offer throughout the Term of the Lease, as the same may be extended, each time any Offer Space becomes (or is anticipated to become) Available, subject to the terms of this Article 28.

CPS TECHNOLOGIES CORP.	August 19, 2026

“Offer Space” means any rentable square footage located in the Building.

(b)    Provided (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default under this Lease beyond applicable notice and cure periods, and (iii) Tenant shall occupy the entire Premises, if at any time during the Offer Period the Offer Space either becomes, or Landlord reasonably anticipates that within the next twelve (12) months (but not later than the last day of the Offer Period) the Offer Space will become Available, Landlord shall give to Tenant notice (an “Offer Notice”) thereof, specifying (A) Landlord’s reasonable determination of the Fair Offer Rent (as defined below) for such Offer Space, (B) the date or estimated date that the Offer Space has or shall become Available and (C) such other matters as Landlord may deem reasonably appropriate for such Offer Notice. “Fair Offer Rent” shall be equal to an amount equal to the rate being charged to new tenants in comparable buildings in the Attleboro, Massachusetts industrial market (as reasonably determined by Landlord).

(c)    Provided that on the date that Tenant exercises the Offer Space Option and on the Offer Space Inclusion Date (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default under this Lease beyond applicable notice and cure periods, and (iii) Tenant shall occupy the entire Premises, Tenant shall have the option (the “Offer Space Option”), exercisable from time to time during the Offer Period, by notice (an “Acceptance Notice”) given to Landlord on or before the date that is ten (10) days after the giving of the Offer Notice (time being of the essence) to include the Offer Space in the Premises. Tenant shall notify Landlord in the Acceptance Notice whether Tenant accepts or disputes Landlord’s determination of the Fair Offer Rent, and if Tenant disputes Landlord’s determination of the Fair Offer Rent, the Acceptance Notice shall set forth Tenant’s determination thereof. If Tenant fails timely to object to Landlord’s determination in the Acceptance Notice and to set forth Tenant’s determination, then Tenant shall be deemed to have accepted Landlord’s determination.

(d)    If Tenant timely delivers the Acceptance Notice, then, on the date on which Landlord delivers vacant possession of the Offer Space to Tenant (the “Offer Space Inclusion Date”), the Offer Space shall become part of the Premises, upon all of the terms and conditions set forth in this Lease, except (i) Base Rent shall be increased by the Fair Offer Rent with respect to the Offer Space, (ii) Tenant’s Share shall be proportionately increased, (iii) Landlord shall not be required to perform any other work, to pay any tenant improvement allowance or any other amount, or to render any services to make the Building or the Offer Space ready for Tenant’s use or occupancy or to provide any abatement of Base Rent or Additional Rent, and Tenant shall accept the Offer Space in its “as is” condition on the Offer Space Inclusion Date and (iv) such other terms as may be otherwise set forth in the Offer Notice.

(e)    If in the Acceptance Notice Tenant disputes Landlord’s determination of Fair Offer Rent, and Landlord and Tenant fail to agree as to the amount thereof within ten (10) days after the giving of the Acceptance Notice, then within thirty (30) days after Landlord’s receipt of the Acceptance Notice, the Fair Offer Rent shall be determined in accordance with Section 3.4 above.

(f)    If Tenant fails timely to give an Acceptance Notice with respect to a particular Offer Space, then Landlord may, within twelve (12) months thereafter, enter into one or more leases of that Offer Space with third parties on terms not materially more favorable to the third party than those offered to Tenant. Tenant’s failure to exercise the Offer Space Option as to such Offer Space shall not extinguish Tenant’s ongoing Right of First Offer, which shall again apply to such Offer Space if it again becomes Available after such twelve (12) month period and to any other Offer Space that becomes Available during the Offer Period.

(g)    Promptly after the occurrence of the Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Offer Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant.

ARTICLE 29.

Waiver of Jury Trial; Independent Review;

Unexecuted Lease

29.1    Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION OR CLAIM, IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY CPS TECHNOLOGIES CORP.

CPS TECHNOLOGIES CORP.	August 19, 2026

UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

29.2    Independent Review. LANDLORD AND TENANT ACKNOWLEDGE TIIAT THEY HAVE CAREFULLY READ AND REVIEWED TIIIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF TIIIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME TIIIS LEASE IS EXECUTED, THE TERMS· OF THIS LEASE ARE C01\1J:v1ERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS LEASE REVIEWED BY THEIR RESPECTIVE LEGAL COUNSEL PRIOR TO ITS EXECUTION.

29.3    Unexecuted Lease. PREPARATIQ}{_ OF THIS LEASE BY LANDLORD OR TENANT OR ITS RESPECTIVE AGENT AND SUBMISSION OF SNvlE TO THE OTHER PARTY SHALL NOT BE DEEMED AN OFFER BY EITHERPARTY TO LEASE THE PREMrSES TO OR FROM THE OTHER PARTY OR THE GRANT OF AN OPTION TO EITHER PARTY TO LEASE THE PREl'vfISES. THIS LEASE SHALL BECOME BINDING UPON LANDLORD AND TENANT ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN EACH PARTY HAS DELIVERED A FULLY EXECUTED ORIGINAL COUNTERPART OF THIS LEASE TO THE OTHER PARTY.

29 .4 Consequential Damages. INNO EVENT SHALL EITHERPARTY TO IlllS LEASE BE LIABLE FOR_SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR GOOD WILL.

EXECUTED as a sealed instrument on the date first written above.

Landlord:
WITNESS	VMD INDUSTRIAL II, LLC
a Massachus tts limited liability company
By:

WITNESS	Tenant:
CPS TECHNOLOGIES CORPORATION
a Massachusetts Corporation
By:
Name: Christopher Fraser
Title: Chief Financial Officer

CPS TECHNOLOGIES CORP.	August 19, 2026

EXHIBIT A

PLAN OF PREMISES

(See Attached)

CPS TECHNOLOGIES CORP.	August 19, 2026

EXHIBIT B

TENANT’S VERIFICATION LETTER

Attached to and incorporated by reference into a Lease (the “Lease”) between VMD INDUSTRIAL II, LLC (“Landlord”), and CPS TECHNOLOGIES CORPORATION (“Tenant”).

Reference is made to our Lease dated August , 2026, made with Landlord, (the “Lease”). Terms defined in or by reference the Lease used herein but not otherwise defined herein shall have the same meanings herein as therein.

The undersigned, as Tenant, hereby ratifies the Lease and certifies that:

1.	Building Address: 523 PLEASANT STREET, ATTLEBORO, MA
2.	Number of total Rentable Square Feet is: 80,000± rentable sq. ft;
3.	The Commencement Date is: August , 2026;
4.	The Delivery Date is: The Effective Date; August , 2026;
5.	The Rent Commencement Date is: December 1, 2027;
6.	The starting Base Rent for calendar months 17-22 of LY 1 (6 months) is: $510,000 ($85,000/mo.);
7.	Percentage Rent: INTENTIONALLY DELETED;
8.	The Tenant’s Proportionate Share is: 47.20%;
9.	The Expiration Date is: ;
10.	All conditions under said Lease to be performed by the Landlord as of the date hereof have been performed satisfactorily, except ;
11.	On this date, to the best of Tenant’s knowledge, there are no existing defenses or offsets which the undersigned has against the enforcement of said Lease by the Landlord, except ;
12.	No Rent has been paid in advance.
13.	The Lease (including the Exhibits thereto) represents the entire agreement between Landlord and Tenant with respect to the subject matter thereof;
14.	The Billing Address for Tenant is:
CPS TECHNOLOGIES CORPORATION
111 S. WORCESTER STREET
NORTON, MA 02766
Attn: CHARLES GRIFFITH, JR., CFO
Telephone Number:
Federal Tax I.D. No.:

Very truly yours,
CPS TECHNOLOGIES CORPORATION,

By:
CHARLES GRIFFITH, JR.

CPS TECHNOLOGIES CORP.	August 19, 2026

EXHIBIT C

MASSACHUSETTS CERTIFICATE OF GOOD STANDING